As filed with the Securities and Exchange Commission on May 14, 1996

                                                     Registration No. 333-2314

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              Amendment No. 3 to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933

                             ASAHI/AMERICA, INC.
            (Exact Name Of Registrant As Specified In Its Charter)

          Massachusetts                           3084                              04-2621836
  (State or other jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer Identification No.)
  incorporation or organization)      Classification Code Number)

         19 Green Street, Malden, Massachusetts 02148 (617) 321-5409
             (Address, Including Zip Code, and Telephone Number,
       Including Area Code of Registrant's Principal Executive Offices)

                               LESLIE B. LEWIS
                    President and Chief Executive Officer
                             ASAHI/AMERICA, INC.
                               19 Green Street
                         Malden, Massachusetts 02148
                                (617) 321-5409
          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)

     The Commission is requested to send copies of all communications to:

   MARIANNE GILLERAN, ESQ.               JEFFREY P. SOMERS, ESQ.               ROSLYN G. DAUM, ESQ.
        Gadsby & Hannah           Morse, Barnes-Brown & Pendleton, P.C.       Choate, Hall & Stewart
       125 Summer Street                    1601 Trapelo Road                     53 State Street
  Boston, Massachusetts 02110         Waltham, Massachusetts 02154          Boston, Massachusetts 02109
         (617) 345-7000                      (617) 622-5930                       (617) 248-5000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                              ASAHI/AMERICA, INC.

           Cross-Reference Sheet Showing Location in Prospectus of
                  Information Required by Items of Form S-1

             Form S-1 Registration Statement Item and Heading                    Location in Prospectus
              ------------------------------------------------   -------------------------------------------------------
Item 1.      Forepart of Registration Statement and Outside      Forepart of Registration Statement and outside front
             Front Cover Page of Prospectus                      cover page of Prospectus
Item 2.      Inside Front and Outside Back Cover Pages of        Inside front and outside back cover pages of
             Prospectus                                          Prospectus
Item 3.      Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges                           "Prospectus Summary"
Item 4.      Use of Proceeds                                     "Use of Proceeds"
Item 5.      Determination of Offering Price                     "Underwriting"
Item 6.      Dilution                                            "Dilution"
Item 7.      Selling Security Holders                            "Principal and Selling Stockholders"
Item 8.      Plan of Distribution                                Cover Page and "Underwriting"
Item 9.      Description of Securities to be Registered          "Description of Capital Stock"
Item 10.     Interests of Named Experts and Counsel              "Legal Matters" and "Experts"
Item 11.     Information with Respect to the Registrant          "Prospectus Summary--The Company" and "--Summary
                                                                 Consolidated Financial Information;" "Capitalization;"
                                                                 "Selected Consolidated Financial Information;"
                                                                 "Management's Discussion and Analysis of Financial
                                                                 Condition and Results of Operations;" "Business;"
                                                                 "Management;" "Principal and Selling Stockholders;"
                                                                 "Certain Transactions;" and "Experts"
Item 12.     Disclosure of Commission Position on
             Indemnification for Securities Act Liabilities      Not applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED MAY 14, 1996


PROSPECTUS

[logo] ASAHI/AMERICA((R))

                               1,160,000 Shares
                             ASAHI/AMERICA, INC.
                                 Common Stock

   Of the 1,160,000 shares of Common Stock offered hereby, 1,000,000 shares are being sold by Asahi/America, Inc. (the "Company") and 160,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Company's Common Stock. The Company has applied to list the Common Stock on the Nasdaq National Market under the symbol "ASAM." It is currently estimated that the initial public offering price will be in the range of $7.00 to $9.00 per share. See "Underwriting" for a discussion of the factors that will be considered in determining the initial public offering price.

   See "Risk Factors" beginning on page 5 for certain information which should be carefully considered by investors before purchasing shares of the Common
                             Stock offered hereby.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                   Underwriting                         Proceeds to
                    Price to       Discounts and      Proceeds to         Selling
                     Public       Commissions (1)     Company (2)      Stockholders
Per Share           $                 $                 $                 $
Total (3)           $                 $                 $                 $

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $470,000.

(3) The Selling Stockholders have granted the Underwriters an option, exercisable within 30 days from the date of this Prospectus, to purchase up to 174,000 additional shares of Common Stock, on the terms set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Selling Stockholders will be $   , $   , and
    $   , respectively. The Company will receive no proceeds from the exercise of such option. See "Principal and Selling Stockholders" and "Underwriting."

  The shares of Common Stock offered by this Prospectus are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject orders in whole or in part. It is expected that certificates for the shares of Common Stock will be available for delivery at the offices of Fechtor,
Detwiler & Co., Inc. in Boston, Massachusetts on or about                ,
1996.

           Daiwa Securities America Inc.  Fechtor, Detwiler & Co., Inc.

               The date of this Prospectus is                , 1996

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR
EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET AND OTHER MARKETS. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors." Unless otherwise indicated, all Common Stock share and per share data and information in this Prospectus (i) have been adjusted to give effect to an approximately 836-for-1 stock split (the "Stock Split") to be effective immediately prior to the effectiveness of the registration statement of which this Prospectus is a part and (ii) assume no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, references in this Prospectus to the "Company" include Asahi/America, Inc., its predecessor, and the Company's wholly-owned subsidiary, Asahi Engineered Products, Inc.

                                 The Company

   Asahi/America, Inc. markets and sells thermoplastic valves, piping systems and components manufactured by the Company and others for use in a variety of environmentally sensitive and industrial applications, including semiconductor manufacturing, chemical processing, waste treatment processing and pharmaceutical manufacturing. The Company, an ISO 9001 quality control certified manufacturer, makes electric and pneumatic valve actuators and controls, proprietary double containment thermoplastic piping systems, and custom fabricated fittings and specialty products. The Company offers a broad selection of industrial thermoplastic valves in, and, based on a Company-commissioned market study prepared by an unaffiliated firm, believes it has one of the largest shares of the United States industrial thermoplastic valve market.

   The Company is the exclusive master distributor in the United States, Latin America and the Caribbean for Asahi Yukizai Kogyo Co., Ltd. ("AYK"), a large Japanese manufacturer of thermoplastic valves. The Company is also the exclusive master distributor in the United States for Alois-Gruber GmbH (together with its United States subsidiary, "Agru"), an Austrian manufacturer of thermoplastic pipe and fittings. The Company distributes its products under the brand names Asahi, DuoPro and PolyFlo, among others.

   As a master distributor for AYK since 1974 and for Agru since 1985, the Company has developed a network of more than 400 United States and approximately 20 foreign distributors. Initially developed as the distribution channel for products purchased by the Company from AYK and Agru, this extensive distribution network also supports increasing sales of the higher margin products manufactured by the Company. From 1993 to 1995, annual sales of valve actuators and controls, custom valves and piping systems manufactured by the Company have increased by 64% from approximately $7.6 million to approximately $12.4 million and from 30% to 36% of total sales.

   During the past three years, the Company acquired the rights to three new product lines, which broadened the array of products manufactured by the Company and sold through its distribution network. The new product lines include the patented PolyFlo extruded double containment piping system, a line of pressure relief valves and a line of patented industrial filtration equipment. The Company intends to use a portion of the proceeds of this offering to acquire additional complementary product lines and businesses as opportunities are identified.

   Advances in thermoplastic technology have made it practical to substitute thermoplastic products for metal products in a variety of industrial valve and piping applications, creating an opportunity to increase the market share of thermoplastic products. End users of the Company's products often specify thermoplastic valves and piping systems instead of metal because thermoplastics resist corrosion and do not contaminate the transported fluids or gases. The Company's products combine the benefits associated with all plastic valve and piping products, such as light weight, ease of installation, long life and low installed cost, with the additional benefits of thermoplastic products, such as resistance to damage from temperature and corrosion. The Company seeks to identify industrial applications where the end users' requirements justify the use of industrial thermoplastics. Examples include double containment corrosion-resistant piping systems that meet Environmental Protection Agency ("EPA") regulations, piping systems for compressed air and gases, and high purity pipe and valves to assure contaminant free processing of liquids. The Company sells its products to distributors who sell to end users. Representative end users during the past year include Motorola, WMX Technologies, Micron Technology, the Corps of Engineers, Browning Ferris Industries, IBM, Schering-Plough, Estee Lauder, Rhone Poulenc and DuPont, none of which individually represents a material portion of the Company's sales.

   AYK, Nichimen Corporation and its affiliate, Nichimen America Inc. ("Nichimen America"), are principal stockholders of the Company. Nichimen Corporation, one of the largest Japanese trading companies, and Nichimen America, provide credit and import services to the Company in connection with its purchases from AYK.

The Company's predecessor was established as a division of Conant
Controls, Inc. in 1974, and the Company was incorporated in The Commonwealth of Massachusetts on August 18, 1977. The Company's principal executive offices are located at 19 Green Street, Malden, Massachusetts 02148, and its telephone number is (617) 321-5409.

The Offering

Common Stock Offered by the Company                      1,000,000 shares
Common Stock Offered by the Selling Stockholders           160,000 shares
Common Stock to be outstanding after the
  offering (1)                                           3,340,000 shares
Use of Proceeds                                          To expand the Company's manufacturing and warehouse
                                                         capacity, to repay short-term bank debt in full, and
                                                         for general corporate purposes, including
                                                         acquisitions of complementary businesses and product
                                                         lines as opportunities are identified. See "Use of
                                                         Proceeds."
Risk Factors                                             The securities offered hereby involve a high degree
                                                         of risk and immediate substantial dilution. See
                                                         "Risk Factors" and "Dilution."
Proposed Nasdaq symbol                                   "ASAM"

(1) Does not include a total of 350,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted under the Company's Equity Incentive Plan and Independent Directors' Stock Option Plan. See "Management" and "Principal and Selling Stockholders."

                  Summary Consolidated Financial Information
              (in thousands, except per share and footnote data)

                                                                                               Three months ended
                                                     Year ended December 31,                        March 31
                                        ---------------------------------------------------   --------------------
                                         1991       1992       1993       1994       1995       1995       1996
                                        -------    -------    -------    -------    -------    -------   ---------
Consolidated Statements of
  Operations Data:
 Net sales                             $21,495    $22,670    $25,514    $28,518    $34,998     $7,807     $9,651
 Cost of goods sold                     16,245     15,449     17,021     18,608     23,409      5,178      6,409
 Foreign currency (gains) losses          (351)       126         48         47       (391)       108       (105)
 Gross profit                            5,601      7,095      8,445      9,863     11,980      2,521      3,347
 Income (loss) from operations          (1,864)       434      1,244      2,250      3,298        447        981
 Income (loss) before provision
   (benefit) for income taxes           (2,811)      (340)       787      1,714      2,585        269        867
 Net income (loss)                      (2,721)       (26)       619      1,118      1,585        165        508
 Net income (loss) per common share    $ (2.58)   $  (.02)   $   .30    $   .48    $   .68     $  .07     $  .22
 Weighted average number of common
   shares outstanding                    1,056      1,146      2,048      2,340      2,340      2,340      2,340


                                                 March 31, 1996
                                        -------------------------------
                                         Actual       As Adjusted (1)
                                         --------   -------------------
Consolidated Balance Sheet Data:
 Working capital                         $ 4,310          $ 8,737
 Total assets                            $22,630          $27,735
 Long-term liabilities                   $ 5,214          $ 5,214
 Total liabilities                       $14,688          $12,866
 Stockholders' equity                    $ 7,942          $14,869

(1) Adjusted to give effect to the sale by the Company of 1,000,000 shares of Common Stock at an assumed initial public offering price of $8.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

   The shares of Common Stock offered hereby involve a high degree of risk. Prospective investors should carefully consider the following factors, in addition to the other information set forth herein, in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

   Dependence on Two Suppliers. The Company purchases substantially all of its requirements for valves from AYK, and a large percentage of the pipe and fittings sold by the Company are supplied by Agru. Substantially all of the Company's sales are from products supplied by these suppliers and Company manufactured products incorporating products supplied by them. The Company has exclusive contracts of supply and distribution in defined territories with both AYK and Agru that extend through 1999. Under the terms of these contracts, the Company is not permitted to sell or distribute any products manufactured by others that compete with the products for which the Company is the exclusive distributor of AYK or Agru. The Company has agreed to purchase at least $140 million of product over the term of its agreement with AYK. There are no minimum annual purchase requirements, but there are annual guidelines attached to the contract. Through December 31, 1995, the end of the sixth year of the current term, the Company had purchased approximately $51.4 million of product from AYK, which was approximately $16.3 million behind the annual guidelines on a cumulative basis. The Company's contract with AYK may be terminated only for cause, including breach of the contract or the bankruptcy of a party. The Company's contract with Agru renews automatically for an additional five year period unless either party gives notice of termination no less than 12 months prior to the end of the term. Although there are alternative sources of supply to both AYK and Agru, the Company's rights to use them are limited by contract, and several of the potential sources of supply have exclusive supply arrangements with others in one or more of the Company's markets, which would preclude them from selling products to the Company. Suppliers that are not restricted from supplying the Company might not be able to supply the quantity, quality and variety of inventory that the Company requires in a timely manner or on terms as favorable as those afforded the Company by AYK and Agru. Therefore, the loss of either AYK or Agru as a source of supply would have a material adverse effect on the Company. See "Business--Products" and "--Suppliers."

   Dependence on Foreign Sources of Supply; Exchange Rate Risk. The Company is subject to various risks beyond the control of the Company inherent in dependence on foreign sources of supply, including adverse fluctuations in foreign exchange rates, economic or political instability, shipping delays, changes in custom duties and import quotas, increases in transportation costs and other trade restrictions, all of which could have a significant impact on the Company's ability to maintain profitability, obtain supplies and deliver its products to its customers on a timely and competitive basis.

   Due to its dependence on AYK and Agru as its principal sources of supply, the Company is subject to the effects of adverse fluctuations in the United States dollar/Japanese yen and the United States dollar/Austrian schilling exchange rates. There was a significant adverse decline in the exchange rate between the United States dollar and the Japanese yen over the three-year period ended December 31, 1995. The average exchange rate in the first quarter of 1993 was approximately 121 yen/dollar and declined to average approximately 84 yen/dollar in the second quarter of 1995 before recovering to an average of approximately 102 yen/dollar in the fourth quarter of 1995. The average daily exchange rate was approximately 111 yen/dollar in 1993, 102 yen/dollar in 1994, and 94 yen/dollar in 1995, a decline of approximately 15% over the three-year period. Due to this extended adverse trend in the yen/dollar exchange rate, the Company has been obligated to pay higher prices, in terms of United States dollars, for its inventory. If this trend were to continue, there can be no assurance that the Company will be able to pass on the higher cost of its inventory to its customers. See "Business--Suppliers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Foreign Currency Transactions Risk. Under its payment terms with Nichimen America, the Company has 180 days from the date of shipment to pay for approximately 95% of the valves purchased from AYK. Prior to April 1995, Nichimen Corporation priced the Company's orders in United States dollars using a 180 day forward exchange rate for the Japanese yen on the date of shipment. In April 1995, the Company began purchasing valves in Japanese yen, thereby assuming the currency exchange rate risk. As a result, the Company is exposed to fluctuations in the exchange rate during the period from the date of shipment to the payment due date. The Company often purchases foreign currency contracts at some point during such period to hedge its yen payment commitments. However, the Company is at risk with respect to its unhedged commitments unless and until it purchases foreign currency contracts. The Company intends to continue its current practices, which means that the Company may have unhedged commitments, which could be significant, from time to time. The Company recognized net currency gains of $391,000 in 1995. There is no assurance that the Company will be able to avoid foreign currency losses in the future. The Company did not hedge the currency risk associated with purchases in Austrian schillings, and since August 1995, purchases from Agru have been denominated in United States dollars. See "Business--Suppliers," "Management's Discussion and Analysis of Financial Conditions and Results of Operations," and Note 9 of Notes to Consolidated Financial Statements.

   Dependence on Principal Distributor. For fiscal years 1993, 1994 and 1995, one of the Company's distributors, Harrington Industrial Plastics ("Harrington"), accounted for approximately 17.7%, 18.5% and 25.7%, respectively, of the Company's net sales. Harrington's territory (which is exclusive as to certain products only) has historically included the greater Chicago area and the area from El Paso north to Denver and west through California. However, Harrington recently acquired one of the Company's other distributors whose territory is comprised of Michigan, Ohio, Kentucky, Indiana, Western Pennsylvania and part of Tennesee. For fiscal years 1993, 1994 and 1995, the acquired distributor accounted for approximately 5.0%, 2.8% and 3.7%, respectively, of the Company's net sales. The Company does not have a contract with Harrington, which also sells products that are competitive with the products supplied by the Company. The loss of this distributor could have a material adverse effect on the Company. See "Business--Distribution and Marketing."

   Possible Fluctuations in Operating Results. Over the past three years, the Company increased its sales of complete piping systems. Although these sales are typically high in dollar value, they involve long sales cycles, including design and engineering support to the end user. Concurrently, the size of the average order for the Company's other products has also increased. The Company expects these trends to continue. The Company's gross margins are significantly affected by the mix of products that it sells in any period. The timing and amount of piping system sales and large orders, as well as the mix of products sold, can be expected to cause fluctuations in the Company's period-to-period results of operations and will make it more difficult for the Company to plan with accuracy its financial requirements from period to period. In addition, the timing of a shipment of a single large order could have a significant impact on the Company's sales and results of operations for a particular financial period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Many of the end user purchasers of the Company's products are engaged in cyclical businesses that can be significantly affected by general economic conditions or other factors. As a result, a general downturn in the economy or other factors could affect the purchasing decisions of these end users, which in turn could adversely affect the Company's net sales. See "Business--Customers."

   Under generally accepted accounting principles, the Company may adjust its LIFO reserve each quarter based on the Company's expectations of its inventory position at the end of the year. If the Company incorrectly forecasts its year end inventory position, there may be substantial adjustments in the inventory reserve for the fourth quarter of a year, which could result in significant changes to the Company's operating results for that quarter. See Note 3 of Notes to Consolidated Financial Statements.

   Risk of Product Liability Claims. Due to the nature of the products it sells and their intended uses, including the transport of toxic and corrosive materials, flammable materials, and materials under high pressure, the Company may be exposed to potential product liability claims by distributors and end users, with the attendant risk of substantial damage awards. The Company maintains general liability insurance, which includes product liability coverage of $36 million per occurrence and per year in the aggregate. In addition, the Company is named as an insured on a product liability insurance policy maintained by AYK that includes product liability coverage of $3 million per occurrence and in the aggregate. The Company's principal supplier of pipe and fittings is not required by its contract with the Company to maintain such coverage. Although there have been no substantial product liability claims asserted against the Company to date, there can be no assurance that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at reasonable cost. A successful product liability claim against the Company that is not fully insured could have a material adverse effect on the Company. See "Business--Suppliers."

   Substantial Investment in Inventory. Due to the long lead times required to obtain inventory from its principal suppliers, the Company is required to maintain a large level of inventory of valves, pipe and accessories in relation to its sales in order to meet demands for prompt delivery to its customers. Also, to meet customer requirements for a broad selection of products, the Company stocks more than 8,000 SKUs. As a result, a significant portion of the Company's financial resources is invested in inventory and cannot be used for other corporate purposes. In addition, the large inventory level makes the Company vulnerable to possible write downs or write-offs of inventory if the Company is unable to sell items in inventory or if items in inventory become obsolete. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Single Facility. The Company's manufacturing operations are conducted from, and its entire inventory is maintained in, a single facility in Malden, Massachusetts. Any significant casualty loss to, or extended interruption of operations at, this facility would have a material adverse effect on the Company. See "Business--Property."

   Competition; Market Acceptance. The industrial valve and pipe industry in which the Company operates is very competitive. The Company must compete with suppliers of metal valves and pipe, which have a substantial majority of the total market, as well as with other suppliers of plastic valves and pipe. Many of the entities with which the Company competes, particularly manufacturers of metal valves and pipe, have substantially greater financial and other resources than the Company. Achieving greater market acceptance for thermoplastic valves and pipe requires substantial educational, marketing and sales efforts to create greater awareness of and demand for the Company's products. There can be no assurance that the Company's products will be able to compete successfully with other products available for the same applications or that the Company will achieve further market acceptance of its products. See "Business--Competition."

   Impact of Changes In Environmental Regulations. Demand for the Company's double containment piping systems has been created in part by Government laws and regulations mandating the installation of secondary containment and corrosion-resistant systems in certain applications. Any relaxation in these regulations or in the enforcement of them could adversely affect the demand for these products and, therefore, the Company's net sales in the future.

   Significant Foreign Sales. During the past three years, sales by the Company to foreign markets have been significant, accounting for approximately 14%, 12% and 5%, respectively, of net sales for fiscal years 1993, 1994 and 1995. The Company believes that foreign sales will continue to be significant, and as a result, the Company will be subject to the risks associated with foreign sales, including economic or political instability in its foreign markets, shipping delays, and fluctuations in foreign currency exchange rates that may make its products more expensive in its foreign markets, all of which could have a significant impact on the Company's ability to sell its products on a timely and competitive basis in foreign markets. The imposition of, or significant increases in customs duties, import quotas or other trade restrictions could also have a material adverse effect on the Company. See "Business--Distribution and Marketing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Intellectual Property. The Company has a number of registered trademarks, owns several patents relating to its products, and owns copyright registrations for the printed circuit boards incorporated in some of its actuators. The Company believes that trademark, patent and copyright ("intellectual property") protection is important to its business and anticipates that it will seek additional protection for newly developed intellectual property as deemed appropriate. There can be no assurance as to the breadth or degree of protection which existing or future trademarks, patents and copyrights may afford the Company, that any trademark or patent application will result in issued trademarks or patents, or that the Company's intellectual property will not be circumvented or invalidated. Foreign intellectual property laws may not protect the Company's intellectual property adequately. There can be no assurance that the Company's products do not or will not violate the proprietary rights of others, that the Company's intellectual property would be upheld if challenged, or that the Company would not be prevented from using its intellectual property, any of which occurrences could have an adverse effect on the Company. In addition, the Company may not have the financial resources necessary to enforce or defend its trademarks, patents and copyrights at the time of any apparent infringement or of any challenge. The validity of one of the Company's patents relating to its DuoPro double containment piping system is the subject of pending litigation. See "Business--Distribution and Marketing" and "--Patents and Trademarks."

   Dependence Upon Key Personnel. The success of the Company will be largely dependent on the personal efforts of Leslie B. Lewis, President and Chief Executive Officer, and Timothy L. Robinson, Executive Vice President and Chief Operating Officer. Although the Company has employment agreements with each of Messrs. Lewis and Robinson, the loss of the services of either of them would have a material adverse effect on the Company's business and prospects. The Company is the owner and beneficiary of a "key man" life insurance policy on Mr. Lewis in the amount of $5 million. See "Management."

   Control by Existing Stockholders. Upon the consummation of this offering, Leslie B. Lewis, President and Chief Executive Officer, AYK, Nichimen Corporation and Nichimen America will continue to own beneficially approximately 65% (approximately 60% if the Underwriters' over-allotment option is exercised in full) of the outstanding shares of Common Stock (assuming no exercise of outstanding stock options). Accordingly, these stockholders, acting together, will be able to elect all of the Company's directors and, generally, to direct the affairs of the Company. Each of Mr. Lewis and his spouse and a designee of each of AYK, Nichimen Corporation and Nichimen America is currently a Director of the Company and together they will constitute a majority of the Board of Directors following the offering. In addition, AYK, Nichimen Corporation and Nichimen America, voting together, could effectively block, and Mr. Lewis, voting separately, could block any major corporate transaction, such as a merger or sale of substantially all of the Company's assets, that under Massachusetts law requires the vote of two-thirds of the outstanding Common Stock of the Company. See "Management," "Principal and Selling Stockholders" and "Description of Capital Stock."

   Immediate Substantial Dilution. Purchasers of shares of Common Stock in this offering will experience immediate and substantial dilution in net tangible book value per share from the initial public offering price. Such dilution at March 31, 1996, would have been equal to $3.97 per share or 49.6% of an assumed initial public offering price of $8.00 per share. See "Dilution."

   Absence of Public Market; Arbitrary Determination of Public Offering Price; Possible Volatility of Share Price. Prior to this offering, there has been no public market for the Company's Common Stock. The initial public offering price has been determined by negotiations between the Company and the Underwriters. There can be no assurance that an active trading market will develop and continue after completion of this offering or that the market price of the Common Stock will not decline below the public offering price. Stock prices for many companies fluctuate widely for reasons which can be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, such as a recession or military conflict, may have a material adverse effect on the market price for the Company's Common Stock. See "Underwriting."

   Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market following the completion of this offering could have an adverse effect on the market price of the Common Stock. There will be 3,340,000 shares of Common Stock outstanding immediately after the offering, including the 1,160,000 shares offered hereby. Upon completion of this offering, all of the shares of Common Stock offered hereby will be eligible for public sale without restriction, except for shares purchased by affiliates of the Company. The 2,180,000 shares of Common Stock that will be owned by the Company's current stockholders following this offering are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Subject to the volume limitations of Rule 144, all of such shares will be eligible for sale under Rule 144 beginning 90 days after the date of this Prospectus. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent (1%) of the total number of outstanding shares of the same class or, if the Common Stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above. Beginning on the date of this Prospectus, 207,257 shares of Common Stock would be eligible for sale under Rule 144(k). The holders of all shares of Common Stock outstanding as of the date of this Prospectus have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of the Representative of the Underwriters. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

   Dividends. To date, the Company has not paid any dividends on its Common Stock, and the Company will not pay any dividends for a period of at least 12 months following this offering. In subsequent periods, if the Company has funds legally available for the payment of dividends, the Board of Directors intends to consider the payment of dividends. The payment of dividends is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. Under the terms of its bank loan agreements, the Company may not pay dividends without the consent of the bank. See "Description of Capital Stock--Dividends."

   Anti-Takeover Provisions; Possible Issuance of Preferred Stock. The Company's Articles of Organization and By-laws contain provisions that provide for a classified Board of Directors, undesignated Preferred Stock and a so-called "fair price provision." These provisions may make it more difficult for a third party to acquire, or may discourage acquisition bids for, the Company. These provisions also may limit the price that certain investors may be willing to pay in the future for shares of the Company's Common Stock or make the payment of a premium to stockholders in connection with an attempted change in control less likely. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. Such rights, privileges and preferences could include preferential voting rights, dividend rights in excess of those provided to holders of Common Stock, and conversion rights, redemption privileges or liquidation preferences not available to holders of Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of its Preferred Stock. The "fair price provision" requires that, in the event of a merger or consolidation, each Company stockholder, if the stockholder so elects, must be paid the same price in the same form of consideration as the highest price paid by the acquiror for any shares of the same class of the Company's stock. This provision could deter or discourage acquisition bids for the Company that are structured in two steps, such as a cash tender offer followed by a merger for stock or other securities. Finally, the Company's Articles of Organization contain an election by the Company not to be governed by the Massachusetts Control Share Acquisition statute. In general, this statute provides that any stockholder of a corporation subject to the statute who acquires beneficial ownership of 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the holders of a majority of the capital stock (excluding the interested shares) of a corporation so authorize. If the Company's stockholders were to amend the Articles of Organization to permit the Company to be governed by this statute, the price that certain investors may be willing to pay for the Company's Common Stock may be limited. See "Description of Capital Stock."

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered by it hereunder at an assumed initial public offering price of $8.00 per share are estimated to be approximately $6.9 million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $470,000 payable by the Company. The Company intends to use the net proceeds to expand its manufacturing and warehouse capacity through the purchase of the land (approximately 2.3 acres) and building adjacent to the Company's facility in Malden, Massachusetts, and related capital improvements (aggregating approximately $1.75 million), to purchase additional manufacturing equipment (approximately $750,000), to repay short-term bank debt in full, and for general corporate purposes, including possible acquisitions of complementary businesses and product lines. The Company is not currently engaged in any negotiations, and has no arrangements or understandings with respect to any possible acquisitions. Pending the uses described above, the proceeds of the offering will be invested in short and medium term investment grade, interest-bearing securities. See "Business--Property."

   The Company's short-term bank debt consists of borrowings under a line of credit established pursuant to a Loan and Security Agreement dated September 23, 1993, as amended. Borrowings under the credit line are limited to an amount equal to 80% of eligible receivables plus the lesser of $3.5 million or 50% of eligible inventory, with a maximum borrowing limit of $7.0 million. Borrowings under the line are due on the earlier to occur of June 30, 1996 or upon an event of default by the Company. Borrowings under the line currently bear interest at the bank lender's prime rate. At April 15, 1996, the balance outstanding was approximately $2.6 million. The funds drawn on the credit line are used to meet working capital requirements.

                                   DILUTION

   The difference between the public offering price per share of Common Stock and the pro forma net tangible book value per share of the Company after this offering constitutes the dilution per share to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

   At March 31, 1996, the net tangible book value of the Company was approximately $6,535,000 or $2.79 per share of Common Stock. After giving effect to the sale by the Company of 1,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.00 per share (less underwriting discounts and commissions and estimated expenses of this offering), the pro forma net tangible book value of the Company at March 31, 1996, would have been approximately $13,462,000, or $4.03 per share, representing an immediate increase in net tangible book value of $1.24 per share to existing stockholders and an immediate dilution of $3.97 per share to investors in the offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share                                                $8.00
Net tangible book value at March 31, 1996                                           2.79
Increase per share attributable to new investors                                    1.24
Pro forma net tangible book value per share after offering                                      4.03
                                                                                              -------
Dilution of pro forma net tangible book value per share to new investors                       $3.97
                                                                                              =======

   The following table sets forth on a pro forma basis at March 31, 1996, a comparison of the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by existing stockholders and to be paid by new investors purchasing Common Stock in this offering at an assumed initial public offering price of $8.00:

                                  Shares Purchased            Total Consideration          Average
                             --------------------------   --------------------------      Price per
                               Number        Percent        Amount         Percent          Share
                             -----------   -----------    -----------    -----------    -------------
Existing stockholders (1)     2,340,000         70.1%     $ 7,358,446        47.9%          $3.14
New investors (1)             1,000,000         29.9        8,000,000        52.1           $8.00
                               ---------      ---------      ---------      ---------
Total                         3,340,000        100.0%     $15,358,446       100.0%
                               =========      =========      =========      =========

(1) Sales by the Selling Stockholders in this offering will reduce the number of shares of Common Stock held by the existing stockholders to 2,180,000 or 65.3% of the total number of shares of Common Stock to be outstanding after this offering (2,006,000 shares and 60.1% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares of Common Stock held by new investors to 1,160,000 or 34.7% of the total number of shares of Common Stock to be outstanding (1,334,000 shares and 39.9% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

The information set forth in the preceding table assumes no exercise of a total of up to 350,000 options to purchase Common Stock that have been granted or may be granted in the future under the Company's Equity Incentive

Plan and Independent Directors' Stock Option Plan effective as of the date of this Prospectus. See "Management--Stock Option Plans."

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company at March 31, 1996, and as adjusted to give effect to the sale of the 1,000,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $8.00 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." The information set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                               March 31, 1996
                                                                         --------------------------
                                                                           Actual      As Adjusted
                                                                          ----------   ------------
                                                                            (In thousands, except
                                                                                 share data)
Demand note payable to a bank                                              $ 1,822        $  --
Long-term debt and capital lease obligations                                 4,036          4,036
Stockholders' equity (1):
 Preferred stock, $10.00 par value; 1,000,000 shares authorized;
    no shares outstanding                                                     --             --
 Common stock, no par value; 10,000,000 shares authorized;
    2,340,000 shares outstanding; 3,340,000 shares outstanding, as
    adjusted                                                                 7,358         14,285
 Retained earnings                                                             934            934
 Note receivable from stockholder/officer                                     (350)          (350)
                                                                            --------      ----------
 Total stockholders' equity                                                  7,942         14,869
                                                                            --------      ----------
  Total capitalization                                                     $13,800        $18,905
                                                                            ========      ==========

(1) Does not include (i) 330,000 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's Equity Incentive Plan effective as of the date of this Prospectus and (ii) 20,000 shares of Common Stock reserved for issuance upon exercise of options available for grant under the Company's Independent Directors' Stock Option Plan. See "Management--Compensation of Directors" and "--Stock Option Plans."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

   The selected consolidated financial data set forth below for each of the years ended December 31, 1993, 1994 and 1995 and at December 31, 1994 and 1995 are derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this Prospectus. The selected consolidated financial data set forth below for the years ended December 31, 1991 and 1992 and at December 31, 1991, 1992 and 1993 are derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants, which are not included in this Prospectus. The selected consolidated financial data set forth below for the quarters ended March 31, 1995 and 1996 and at March 31, 1996 are derived from the unaudited consolidated financial statements of the Company which, in the opinion of the Company's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations. The operating results for the quarter ended March 31, 1996, are not necessarily indicative of the operating results for the entire year. The selected consolidated financial data set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Prospectus.

                                                                                                           Three months ended
                                                            Year ended December 31,                             March 31
                                          -----------------------------------------------------------    -----------------------
                                            1991         1992        1993         1994        1995         1995         1996
                                         ---------    ---------    ---------   ---------    ---------   ---------     ----------
                                              (In thousands, except per share and footnote data)
Statements of Operations Data:
Net sales                                  $21,495     $22,670      $25,514     $28,518      $34,998      $7,807       $9,651
Cost of goods sold                          16,245      15,449       17,021      18,608       23,409       5,178        6,409
Foreign currency (gains) losses               (351)        126           48          47         (391)        108         (105)
                                            -------      -------     -------      -------     -------      -------     ---------
  Gross profit                               5,601       7,095        8,445       9,863       11,980       2,521        3,347
Selling, general and administrative
 expenses                                    7,465       6,661        7,201       7,613        8,682       2,074        2,366
                                            -------      -------     -------      -------     -------      -------     ---------
  Income (loss) from operations             (1,864)        434        1,244       2,250        3,298         447          981
Interest expense, net                          937         764          391         536          713         178          114
                                            -------      -------     -------      -------     -------      -------     ---------
Income (loss) before minority
 interest and provision (benefit)
 for income taxes                           (2,801)       (330)         853       1,714        2,585         269          867
Minority interest in income of
 consolidated joint venture                    (10)        (10)         (66)       --           --          --           --
                                            -------      -------     -------      -------     -------      -------     ---------
Income (loss) before provision
 (benefit) for income taxes                 (2,811)       (340)         787       1,714        2,585         269          867
Provision (benefit) for income
 taxes                                         (90)       (314)         168         596        1,000         104          359
                                            -------      -------     -------      -------     -------      -------     ---------
  Net income (loss) (1)                    $(2,721)    $   (26)     $   619     $ 1,118      $ 1,585      $  165       $  508
                                            =======      =======     =======      =======     =======      =======     =========
    Net income (loss) per
  common share (1)                         $ (2.58)    $  (.02)     $   .30     $   .48      $   .68      $  .07       $  .22
                                            =======      =======     =======      =======     =======      =======     =========
Weighted average number of
 common shares outstanding (1)               1,056       1,146        2,048       2,340        2,340       2,340        2,340

                                                     December 31,                          March 31
                                -------------------------------------------------------   ----------
                                 1991        1992        1993        1994       1995         1996
                                --------    --------   --------    --------    --------   ----------
                                                    (In thousands)
Balance Sheets Data:
Working capital (deficit)      $(1,374)    $(1,742)    $ 2,902     $ 2,116     $ 3,850      $ 4,310
Total assets                    16,389      13,311      13,023      21,308      22,452       22,630
Long-term liabilities            1,025         691         490       4,583       5,313        5,214
Total liabilities               16,193      13,142       8,312      15,479      15,018       14,688
Retained earnings (deficit)     (2,870)     (2,896)     (2,278)     (1,160)        426          934
Stockholders' equity               196         169       4,711       5,829       7,434        7,942

(1) After giving pro forma effect to (i) the sale as of December 31, 1995 and March 31, 1996, of 422,125 and 227,792 shares, respectively, of Common Stock offered hereby by the Company at an assumed public offering price of $8.00 per share and the use of the net proceeds therefrom to repay indebtedness totaling $3,377,000 and $1,822,340 as of December 31, 1995 and March 31, 1996, respectively, and (ii) the resulting reduction in interest expense, net of income tax, the pro forma net income and net income per common share for the year ended December 31, 1995 and the three months ended March 31, 1996, would have been approximately $1,785,866 and $.65 and $532,035 and $.21, respectively. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   The Company is a manufacturer and master distributor of thermoplastic valves, pipe, piping systems and components for use in a wide variety of applications across numerous industries. Manufactured products include valve actuators and controls, specialized valve assemblies and double containment piping systems. Distributed products consist principally of thermoplastic valves, pipe and fittings, which are purchased from two major foreign suppliers. The Company also realizes revenue for the rental and sale to contractors and end user customers of specialized welding equipment that is used in connection with the installation of the Company's piping systems. The Company expects sales of both distributed and manufactured products to continue to grow, with the sales of manufactured products continuing to experience higher rates of growth for the foreseeable future.

   The Company distributes its products through an extensive network of domestic and foreign distributors, which are supported by ten
Company-employed sales representatives and two sales managers. The distributors and the Company's sales force, assisted by the Company's in-house engineering department, jointly pursue opportunities for larger piping systems sales. Piping systems, which may incorporate both manufactured and distributed products, are designed to meet the process flow specifications of a particular end user.

   The Company is party to a long-term master distributor and supply agreement for thermoplastic valves with AYK, Nichimen Corporation and Nichimen America, which are principal stockholders of the Company. Under this agreement, AYK manufactures the thermoplastic valves that are supplied to the Company, but the Company purchases the valves through Nichimen Corporation and Nichimen America at AYK's list price. Nichimen Corporation and Nichimen America are responsible for all export (from Japan) and import (into the United States) arrangements, including all documentation, transportation arrangements and custom clearance in Japan. Nichimen America sells the valves to the Company on open account, eliminating the costly letter of credit arrangements previously required in connection with direct purchases from AYK, which the Company had financed with bank borrowings. As a result of the new arrangement, the Company has been able to reduce substantially its bank borrowings. For their services, Nichimen Corporation and Nichimen America are paid by AYK a combined mark-up of approximately 8% of the invoiced price of the Company's purchases from AYK.

   Substantially all of the Company's purchases of valves are transacted in yen, and therefore, the Company is exposed to fluctuations in foreign currency exchange rates. In addition, the decline in the value of the United States dollar against the yen over the past several years has resulted in increased inventory costs in terms of United States dollars. The Company may enter into foreign currency contracts at any time up to the payment date to hedge its foreign currency commitments for shipments from its Japanese supplier. However, the Company is at risk with respect to its unhedged commitments unless and until it purchases foreign currency contracts. The Company also purchases pipe and fittings from an Austrian supplier. Since August 1995, purchases from the Company's Austrian supplier have been denominated in United States dollars.

Results of Operations

   The following table sets forth, for the periods indicated, the Company's net sales as well as certain income and expense items expressed as a percentage of net sales:

                                                                            Three months
                                                                               ended
                                               Year ended December 31,        March 31
                                                -----------------------   ----------------
                                                1993     1994     1995     1995     1996
                                                -----    -----    -----    -----   -------
Net sales                                      100.0%   100.0%   100.0%   100.0%    100.0%
Cost of goods sold                              66.7     65.3     66.9     66.3      66.4
Foreign currency (gains) losses                  0.2      0.1     (1.1)     1.4      (1.1)
Gross profit                                    33.1     34.6     34.2     32.3      34.7
Selling, general and administrative
expenses                                        28.2     26.7     24.8     26.6      24.5
Income from operations                           4.9      7.9      9.4      5.7      10.2
Interest expense, net                            1.5      1.9      2.0      2.3       1.2
Income before provision for income taxes         3.1      6.0      7.4      3.4       9.0
Provision for income taxes                       0.7      2.1      2.9      1.3       3.7
Net income                                       2.4      3.9      4.5      2.1       5.3

Years Ended December 31, 1993, 1994 and 1995

Sales

   For the year ended December 31, 1995, the Company's net sales increased by 22.7% to $35.0 million from $28.5 million in 1994, while sales in 1994 increased by 11.8% over 1993 sales of $25.5 million. Sales of the Company's manufactured products increased by 29.5% to $12.4 million in 1995 from $9.6 million in 1994, and by 26.4% in 1994 from $7.6 million in 1993. During the same period, sales of distributed products increased by 15.7% to $21.2 million in 1995 from $18.3 million in 1994, and by 3.2% in 1994 from $17.8 million in 1993. The increase in sales was due primarily to continued strong demand for the Company's products in the chemical processing industry coupled with significant increases in sales to new markets, particularly in the semiconductor manufacturing industry. The Company estimates that sales to end users in these two industries each accounted for approximately 24% of sales in 1995. The sales increase was also partially attributable to price increases effected in early 1994 and 1995 and a second price increase effected in July 1995, which was intended to offset, in part, the impact of the adverse trend in the exchange rate of the United States dollar versus the yen and versus the Austrian schilling over the prior few years. Sales in 1995 were adversely affected by a decline in export sales.

   Sales to the Company's principal domestic distributor accounted for approximately 17.7%, 18.5% and 25.7% of total sales for the three years ended December 31, 1995. Export sales, primarily to Latin America, represented approximately 14%, 12% and 5% of total sales during the same period.

Gross Profit

   The Company's gross profit as a percentage of sales ("gross margin") increased from 33.1% in 1993 to 34.6% in 1994 and declined to 34.2% in 1995. The primary factor contributing to the lower gross margin in 1995 was an increase in inventory costs attributable to the decline in the value of the United States dollar versus the yen. On average, the value of the dollar declined 7.9% and 8.1% against the yen in 1995 and 1994, respectively, causing corresponding increases in the cost of Japanese purchases. Purchases from the Company's Japanese supplier were approximately $9.9 million in 1995 and $10.3 million in 1994. A secondary factor contributing to the lower gross margin in 1995 was increased sales of distributed single wall pipe, which is a lower margin product for the Company.

   Changes in the Company's product mix contributed to the increase in gross margin in 1994 and partially offset the decline in gross margin in 1995, as sales of the Company's higher margin manufactured products accounted for a greater portion of total sales. These products include the PolyFlo line, which was acquired in mid 1994 and contributed a full year of sales in 1995. In line with expectations, the PolyFlo product line had a nominally negative impact on income from operations for the year ended December 31, 1995. Other factors which partially offset the decline in gross margin in 1995 were price increases effected in January and July.

   The Company recognized net foreign currency gains of $391,000 in 1995. The foreign currency gains occurred following a change in the Company's purchasing arrangements with Nichimen America. Prior to April 1995, the Company purchased valves through Nichimen America in United States dollars at a price based on the 180 day forward exchange rate for the yen on the date of shipment. In April 1995, the Company began purchasing valves through Nichimen America in yen, which gave the Company flexibility in the timing of its purchases of currency contracts. Under this new arrangement, the Company benefited from gains in the United States dollar against the yen between the dates that valves were shipped and the dates that the Company fixed the amount of the obligation through the purchase of foreign currency contracts. See "Risk Factors--Dependence on Foreign Sources of Supply; Exchange Rate Risk," "--Foreign Currency Transactions Risk" and Note 9 of Notes to Consolidated Financial Statements.

Selling, General and Administrative Expenses

   Selling, general and administrative expenses increased in dollar amount over the three years ended December 31, 1995, but declined to 24.8% of sales in 1995 from 28.2% in 1993 and 26.7% in 1994. The dollar increase was due mainly to higher selling, marketing and product handling costs associated with significantly improved sales volume. Increased spending on systems support also contributed to the increase in 1994 over 1993. During the three year period, the Company's distribution network supported significant sales growth with only moderate headcount and expense increases for the Company-employed sales force and related administrative support. The Company expects moderate increases in engineering related expenses to support development of new manufactured products, assistance of end users in the design and engineering of piping systems, and development of improved manufacturing processes. Control of administrative spending also contributed to the improvement in selling, general and administrative expenses as a percentage of sales. The Company resumed contributions to its profit-sharing plan in 1994, which added $100,000 of expense in each of 1994 and 1995. Moderate personnel increases are anticipated in line with expected sales growth.

Interest Expense

   Interest expense, net is comprised principally of interest expense on the Company's revolving bank line of credit and Industrial Revenue Bonds. Borrowings under the line of credit are limited to defined availability and currently bear interest at the bank lender's prime rate. The Industrial Revenue Bonds bear interest at rates ranging from 4.2% to 5.1% and such rates are adjustable in 1999, 2004 and 2009. Interest expense, net increased $177,000 in 1995 over 1994 due to an increase of approximately $1 million in average borrowings and an increase in the average interest rate under the bank line of credit. Interest expense, net for 1994 increased $145,000 over 1993 due mainly to the increase in debt resulting from the $4.2 million Industrial Revenue Bond financing in March 1994.

Quarters Ended March 31, 1995 and 1996

Sales

   Net sales of $9.7 million for the first quarter of 1996 were $1.8 million or 23.6% greater than sales for the comparable quarter of 1995. The increase was due to higher sales volume of distributed and manufactured products as well as increased welding equipment revenues. Sales of distributed products increased approximately $800,000 (14.8%) while sales of manufactured products increased approximately $344,000 (13.9%). First quarter 1996 sales also benefited from a July 1995 price increase. Revenues from welding equipment, which is sold or rented for use in installing the Company's piping systems, totaled approximately $871,000 in the first quarter of 1996 as compared to $144,000 for the prior year first quarter. The increase was largely due to a significant sale to a single customer.

Gross Profit

   First quarter 1996 gross profit increased compared to the first quarter of 1995 principally due to improved sales. Foreign currency exchange gains also contributed to the increased gross profit.

   Cost of sales as a percentage of sales for the first quarter 1996 was 0.1 percentage point higher than the prior year first quarter as price increases partially offset a slightly less favorable product mix. The PolyFlo product line continued to have a nominally negative impact on income from operations in the first quarter of 1996.

   The strengthening of the dollar versus the yen resulted in a net foreign currency exchange gain of approximately $105,000 during the first quarter of 1996. This compares to a $108,000 foreign currency exchange loss in the first quarter of 1995 resulting mainly from unfavorable movement of the Austrian schilling. Since August 1995, purchases from the Company's Austrian supplier have been denominated in United States dollars.

Selling, General and Administrative Expenses

   Selling, general and administrative expenses for the first quarter of 1996 increased $292,000 or 14.1% on a 23.6% increase in sales, as compared to the first quarter of 1995. As a result, first quarter selling, general and administrative expenses as a percentage of sales decreased from 26.6% in 1995 to 24.5% in 1996.

Interest Expense

   Interest expense, net decreased $64,000 as compared to the prior year first quarter due to lower average borrowing and a negotiated reduction in the interest rate under the Company's bank line of credit.

Quarterly Results of Operations

   The following table presents certain unaudited consolidated quarterly results of operation for each of the five quarters during the period ended March 31, 1996. In the opinion of the Company's management, this information has been prepared on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial results set forth therein. Results of operations for any prior quarter are not necessarily indicative of results for any future quarter.

                                                                         Quarter ended
                                      -----------------------------------------------------------------------------------
                                                                    1995                                       1996
                                       ----------------------------------------------------------------   ---------------
                                         March 31         June 30        September 30     December 31        March 31
                                       -------------    -------------    -------------    -------------   ---------------
                                        $        %       $        %       $        %       $        %       $        %
                                       -----    ----    -----    ----    -----    ----    -----    ----    -----   ------
                                                                       ($ in thousands)
Net sales                            $7,807   100.0   $8,451   100.0   $9,093   100.0   $9,646   100.0   $9,651    100.0
Cost of goods sold                    5,178    66.3    5,713    67.6    6,235    68.6    6,283    65.1    6,409     66.4
Foreign currency (gains) losses         108     1.4      (22)   (0.3)    (416)   (4.6)     (61)   (0.6)    (105)    (1.1)
                                        ---      --      ---      --      ---      --      ---      --      ---      ----
Gross profit                          2,521    32.3    2,760    32.7    3,274    36.0    3,424    35.5    3,347     34.7
Selling, general and
administrative  expenses              2,074    26.6    2,054    24.3    2,164    23.8    2,389    24.8    2,366     24.5
                                        ---      --      ---      --      ---      --      ---      --      ---      ----
Income from operations                  447     5.7      706     8.4    1,110    12.2    1,035    10.7      981     10.2
Interest expense, net                   178     2.3      201     2.4      178     1.9      156     1.6      114      1.2
                                        ---      --      ---      --      ---      --      ---      --      ---      ----
Income before provision for
 income taxes                           269     3.4      505     6.0      932    10.3      879     9.1      867      9.0
Provision for income taxes              104     1.3      195     2.3      361     4.0      340     3.5      359      3.7
                                        ---      --      ---      --      ---      --      ---      --      ---      ----
Net income                           $  165     2.1   $  310     3.7   $  571     6.3   $  539     5.6   $  508      5.3
                                        ===      ==      ===      ==      ===      ==      ===      ==      ===      ====

   The Company's operations may be subject to significant quarterly fluctuations due to a number of factors including: the state of end user markets; pricing and competitive conditions; the timing of large orders, especially those for larger piping systems; variations in the Company's product mix; possible adjustments in the Company's LIFO reserve; general economic conditions; and fluctuations in foreign currency exchange rates. The Company's sales are generally not considered seasonal in nature; however, the impact of weather on construction projects in certain geographical areas could potentially impact the timing of large piping system sales.

   The Company experienced increased sales during each quarter, from $7.8 million in the first quarter of 1995 to $9.7 million in the first quarter of 1996. The growth was due primarily to volume increases. Sales for the third and fourth quarter of 1995 and first quarter of 1996 also benefited from an additional price increase implemented on July 1, 1995.

   In the fourth quarter of 1995, cost of goods sold declined to 65.1% of net sales due to price increases implemented by the Company on July 1, sales of higher margin manufactured products, and the strengthening of the dollar versus the yen in the second half of the year. Fourth quarter 1995 margin benefited from increased shipments of fabricated pipe in connection with a large construction project. The Company recognized a foreign currency loss of approximately $108,000 in the first quarter of 1995 due to fluctuations in the exchange rate of the dollar versus the Austrian schilling. Since August 1995, purchases from the Company's Austrian supplier have been denominated in United States dollars. The foreign currency gain of approximately $416,000 in the third quarter of 1995 was due to the strengthening of the dollar versus the yen during the time the Company was unhedged on certain significant purchases from its Japanese supplier. Favorable movement in the dollar versus the yen also resulted in smaller currency gains in the following two quarters.

   Quarterly operating expenses increased from $2.1 million in the first quarter of 1995 to $2.4 million in the first quarter of 1996. Operating expenses, as a percentage of sales, declined from 26.6% in the first quarter to 24.5% in the 1996 first quarter due to controlled spending and the leverage of the Company's distribution network.

Liquidity and Capital Resources

   The Company has financed its operations through the sale of equity securities, totaling $7.4 million since inception, including the sale of $3.9 million in Common Stock in March 1993, bank borrowings, an Industrial Revenue Bond financing in March 1994, and cash flow from operations. In addition, the Company has benefited from more favorable payment terms extended by Nichimen America in connection with the Company's purchases of valves from AYK. Beginning in September 1993, Nichimen America permitted the Company to make purchases on open account up to $1 million, which was increased to $4 million in September 1994 and $6 million in September 1995. In addition, since September 1995, payments to Nichimen America for ocean shipments, which comprise most of the Company's deliveries of valves, are due 180 days from ship date.

   Working capital at March 31, 1996 was $4.3 million as compared to working capital of $3.9 million at December 31, 1995 and $2.1 million at December 31, 1994. At March 31, 1996, cash was $62,000 while borrowing availability under the line of credit was $5.0 million.

   Profitable operating activities generated an aggregate of $7.6 million of cash during the three year period ended December 31, 1995. Cash flow from operating activities increased $1.1 million in 1994 as compared to 1993 and $681,000 in 1995 as compared to 1994. Operating activities generated an additional $1.7 million during the quarter ended March 31, 1996.

   Inventory purchases from the Company's principal suppliers require long lead times and substantially all of the Company's purchases from these companies are shipped by sea to minimize freight costs. As a result, the Company must maintain significant inventory levels to meet anticipated customer demand on a timely basis. The Company has been able to mitigate the additional cash requirement for increased inventory that accompanied significant sales growth over the past 13 quarters through new payment terms negotiated with its principal valve supplier, as discussed above, and improved management of inventories. Approximately $3.3 million of accounts payable at March 31, 1996 were for purchases of valves from the Company's principal Japanese supplier through Nichimen America. Inventory turnover improved from 2.4 turns in 1993 to 2.6 turns in 1994 and 3.0 turns in 1995.

   Improving cash flow from operations was also due in part to revised customer payment terms implemented in 1995 and improved receivables collection results. The new payment terms provide for a 2% discount for customer payments made within 15 days of sale, with the net balance due within 30 days of sale. The Company has historically enjoyed favorable collection experience and at March 31, 1996 less than 4.4% of the Company's receivables were more than 60 days past due. The Company's receivables balance can vary from month to month as a result of the timing of large shipments. The Company's receivables balance at December 31, 1994 was affected by a major shipment of valves at the end of 1994. The Company generally requires that foreign sales be paid by letter of credit until such time as a satisfactory credit experience is established with the customer.

   The Company used $8.6 million in investing activities over the three year period ended December 31, 1995. Investing activities included capital expenditures aggregating $6 million consisting largely of the building facility purchased in 1994 and investment in manufacturing equipment. Investing activities also included the acquisition of the PolyFlo product line for $1.6 million in 1994 and increases to other assets consisting mainly of expenditures for software, patents and other intangibles.

   Financing activities during the three year period ended December 31, 1995 provided $1.2 million of net cash. The Company raised $8.1 million of cash from the issuance of $3.9 million of Common Stock in 1993 and a $4.2 million Industrial Revenue Bond financing in 1994. During this three year period, the Company used $6.6 million to reduce demand notes payable to a bank under the revolving credit agreement. An additional $277,000 of cash was used to make scheduled principal repayments under the Industrial Revenue Bond and capital lease obligations. Financing activities used $1.6 million of cash in the first quarter of 1996 principally due to a reduction of outstanding amounts under the bank line of credit.

   The Company has entered into an agreement to purchase the land and building adjoining its existing facility, which will provide needed expansion of manufacturing and warehouse capacity. The real estate purchase and related capital improvements at an estimated cost of $1.75 million and the purchase of additional manufacturing equipment at an aggregate approximate cost of $750,000 will be funded with a portion of the net proceeds of this offering. The Company does not anticipate any disruption in operations as a result of the expansion. The Company is also continually seeking opportunities to expand its product base through the acquisition of complementary product lines and businesses, which may require additional capital investment. Other than the real estate purchase and related capital improvements, the Company has no commitments for any significant capital expenditures in 1996. The Company has no commitments at this time with respect to any acquisitions.

   The Company's bank line of credit which is secured by all assets of the Company provides for borrowing of up to $7 million. Availability under the line is determined by a formula based on the amount and quality of the Company's receivables and inventory. The Company is charged an annual fee based on the unused availability under the line. The Company's borrowing availability at March 31, 1996, was $5.2 million. The average outstanding balance during 1995 was $4.4 million, with a weighted average interest rate of 9.73%. Effective February 1996, the interest rate on the line was reduced to the bank's prime rate. All amounts outstanding under the line will be repaid with a portion of the net proceeds of this offering. The line of credit expires on June 30, 1996. The Company intends to negotiate a new working capital line of credit.

   In 1994, the Company financed the purchase of its Malden, Massachusetts facility, which it had previously leased, with an issue of 20 year tax-exempt Industrial Revenue Bonds through the Massachusetts Industrial Finance Agency. Obligations under the bonds are secured by a letter of credit issued by a bank. The letter of credit is secured by substantially all assets of the Company. The total borrowing was $4.15 million, consisting of six separate bond series, each with differing interest rates and maturities. Interest rates range from 4.2% to 5.1%. The weighted average interest rate during 1995 was approximately 5%. The interest rates are subject to adjustment in 1999, 2004 and 2009. The required principal payment for 1996 is $130,000 and the maximum principal payment in any one year is $320,000 payable in 2014. Interest is paid quarterly and principal is paid on a semi-annual basis. In order to maintain the tax-exempt status of the bonds, the amount of the bonds plus the Company's aggregate capital expenditures in Malden, Massachusetts for the period March 16, 1991 through March 16, 1997 (other than those capital expenditures financed by the bonds) may not exceed $10,000,000. If the bonds lose their tax-exempt status, the Company must redeem the bonds. Accordingly, the Company would be required to refinance the remaining obligations outstanding and a new facility would not provide the favorable tax-exempt bond interest rates. Through March 31, 1996 the Company's capital expenditures aggregated approximately $6,796,000. As a result of the anticipated real estate acquisition, related improvements and equipment purchases, additional capital expenditures will approximate $2.5 million. The Company intends to maintain its capital expenditures below the $10,000,000 ceiling through March 16, 1997.

   The Company leases certain office space, vehicles and equipment under operating leases. The obligations under such leases aggregate $200,000 over the next three years. The amount outstanding under capital leases was approximately $406,000 at December 31, 1995.

   The Company believes that the net proceeds from this offering, together with cash generated by operations and lease financing, will be sufficient to fund the Company's operations and debt service for at least one year following the completion of the offering. However, in the event that the Company exceeds its sales plan or identifies significant acquisition opportunities, it may require additional sources of debt or equity financing, which have not yet been secured.

Other

   At December 31, 1995, the Company had available for income tax purposes net operating loss carryforwards of $554,000. The carryforwards expire through 2007 and, as a result of an ownership change in 1993, the benefit of the carryforwards is limited to $429,000 in any year.

   The Company has exclusive distributor agreements with its two principal foreign suppliers which call for minimum levels of purchases over defined periods of time. The Company substantially exceeded the minimum purchase requirement in 1995 under the contract with Agru, its Austrian supplier, and expects to continue to meet the requirements of that contract. On a cumulative basis, the Company is behind the annual purchase guidelines under the contract with AYK, its Japanese supplier, but the Company does not anticipate that unusually large purchases will be required in order to meet the purchase requirements under the agreement. There are no other known contingent liabilities or commitments which may impact the Company's future liquidity.

                                    BUSINESS

Introduction

   Asahi/America, Inc. markets and sells thermoplastic valves, piping systems and components manufactured by the Company and others for use in a variety of environmentally sensitive and industrial applications, including semiconductor manufacturing, chemical processing, waste treatment processing and pharmaceutical manufacturing. The Company, an ISO 9001 quality control certified manufacturer, makes electric and pneumatic valve actuators and controls, proprietary double containment thermoplastic piping systems, and custom fabricated fittings and specialty products. The Company offers a broad selection of industrial thermoplastic valves in, and, based on a market study prepared by the unaffiliated firm of Sommers Marketing, Inc. ("Sommers"), believes it has one of the largest shares of, the United States industrial thermoplastic valve market. The Sommers study was commissioned by the Company and Sommers was paid $7,500 for its services.

   The Company is the exclusive master distributor in the United States, Latin America and the Caribbean for AYK, a large Japanese manufacturer of thermoplastic valves. The Company is also the exclusive master distributor in the United States for Agru, an Austrian manufacturer of thermoplastic pipe and fittings. The Company distributes its products under the brand names Asahi, DuoPro and PolyFlo, among others.

   As a master distributor for AYK since 1974 and for Agru since 1985, the Company has developed a network of more than 400 United States and approximately 20 foreign distributors. Initially developed as the distribution channel for the products purchased by the Company from AYK and Agru, this extensive distribution network also supports increasing sales of the higher margin products manufactured by the Company. From 1993 to 1995, sales of valve actuators and controls, custom valves and piping systems manufactured by the Company have increased by 64% from approximately $7.6 million to approximately $12.4 million and from 30% to 36% of total sales.

   End users of the Company's products often specify thermoplastic valves and piping systems instead of metal because thermoplastics resist corrosion and do not contaminate transported fluids or gases. The Company's products combine the benefits associated with all plastic valve and piping products, such as light weight, ease of installation, long life and low installed cost, with the additional benefits of thermoplastic products, such as resistance to damage from temperature and corrosion. The Company seeks to identify industrial applications where the end users' requirements justify the use of industrial thermoplastics. Examples include double containment corrosion-resistant piping systems that meet EPA regulations, piping systems for compressed air and gases, and high purity pipe and valves to assure contaminant free processing of liquids. The Company sells its products to distributors which sell to end users. Representative end users include Motorola, WMX Technologies, Micron Technology, the Corps of Engineers, Browning Ferris Industries, IBM, Schering-Plough, Estee Lauder, Rhone Poulenc and DuPont, none of which individually represents a material portion of the Company's sales.

   The Company was originally founded to be the exclusive master distributor in the United States, Latin America and the Caribbean for AYK. Since the early 1980s, the Company has pursued a program to broaden its product lines and customer base in order to sell higher margin products that are complementary to the valves supplied by AYK. Highlights in the implementation of this program include the following:

   The addition of thermoplastic pipe. In 1985, the Company became the exclusive master distributor in the United States of thermoplastic pipe manufactured by Agru, which enabled the Company to supply all of the components for complete thermoplastic piping systems. With the development of its own engineering and manufacturing capabilities, the Company is able to provide custom designed piping systems.

   The development of new products. The Company has developed a number of new higher margin products, including the introduction in 1980 of the Company's first valve actuator and in 1986 of the Company's patented double containment piping system, called DuoPro. The Company now manufactures six types of actuators in a variety of sizes, which permit a valve to be operated from a remote site or controlled according to a programmed set of instructions. The Company's DuoPro piping systems are designed to detect and contain an accidental discharge of hazardous or toxic material, meet EPA requirements for underground transport of hazardous liquids, and address customer concerns for worker safety and protection of the environment.

   The acquisition of complementary product lines. The Company has sought to expand its product offerings by acquiring product lines that are not available from its principal suppliers. In 1994, the Company acquired its PolyFlo product line of double containment pipe and fittings that are extruded or molded in a proprietary, patented one-step process. The PolyFlo product line is available in internal diameters up to 6 inches and complements the Company's DuoPro line, which is available in larger diameters. The Company added a line of pressure relief valves in October 1995, when it acquired an exclusive perpetual license of the technology to manufacture the valves in thermoplastic. In February 1996, the Company added a line of industrial filters, which alleviate environmental concerns relating to cartridge disposal. The filters are sold by a number of the Company's existing distributors.

   The expansion of its distribution network. The expansion of the Company's product lines enabled the Company to increase sales to existing distributors and to add distributors serving new markets. In addition, the Company has initiated a number of programs to support its distributors, including the addition of an in-house engineering department to provide technical support, a variety of advertising and promotional programs, and product education seminars. See "Business--Distribution and Marketing."

   The Company was recently awarded ISO 9001 status by the International Organization for Standardization based in Geneva, Switzerland, which is the principal international body for establishing guidelines for and certifying adherence to a stringent set of quality control and assurance standards. The award is significant in validating the Company's manufacturing standards and the Company believes that this standard, which is recognized in at least 80 countries, is of increasing importance in the selection of vendors of industrial products. The Company's two principal suppliers, AYK and Agru, are also ISO 9001 certified.

Industry Overview

   According to industry sources, the United States market in 1995 for industrial valves was approximately $2.75 billion. Thermoplastic valves represent approximately 4% of the industrial valve market. Industry sources estimate that, in 1995, the market for metal valves grew by less than 1%, while the market for thermoplastic industrial valves grew by approximately 5% to 7%.

   Traditionally, industrial companies have used metal pipe and valves for the transportation of fluids and gases. As industrial manufacturing processes have grown more sophisticated and environmental concerns have increased, the disadvantages of metal valves and piping systems, including weight, susceptibility to corrosion, and labor intensive fabrication and installation, have become more apparent. In many applications, metal pipe and valves will interact with the surrounding environment or the transported liquid or gas, which may result in corrosion of the piping system, leakage, or contamination of the transported liquid or gas.

   Advances in thermoplastic technology have made possible the manufacture of thermoplastic valves and piping systems with the strength and temperature resistance required for many industrial applications. Thermoplastic piping systems can be used in applications involving pressures up to 230 pounds per square inch and temperatures up to 300((degree))F and can provide superior performance to metal systems in many applications. These applications include:

   Where the environment is corrosive or corrosive materials are being transported. The chemical processing industry was an early adopter of thermoplastic valves and pipe because chemical companies frequently transport corrosive fluids and gases which can degrade metal systems. In certain of these applications, thermoplastic systems require less frequent replacement than metal systems, which can result in a lower lifetime cost for a thermoplastic system.

   Where the potential for damage to the environment is a consideration. Federal, state and local environmental authorities are mandating that companies which handle toxic fluids take steps to prevent leakage into the environment. All owners of underground storage tanks are required to be in compliance with the EPA's requirements regarding leak containment and detection by 1998. Owners may comply with these requirements by using piping systems which are either made of corrosion resistant material, such as plastic, or are treated with corrosion resistant coating. Furthermore, the EPA is mandating the use of double containment systems, such as a "pipe-within-a-pipe" architecture, to reduce the likelihood of leakage and to detect leaks.

   Where the purity of the transported liquid or gas is a concern. In the semiconductor industry, manufacturers require thermoplastic piping systems for the transport of ultrapure water for washing computer chips. Likewise, pharmaceutical and biotechnology manufacturers employ high purity plastic piping systems to reduce the risk of contamination.

   Where installation costs are a significant factor in the total system cost. Because of the lighter weight of the components and the relatively easier installation, thermoplastic piping systems often can be installed more quickly than metal systems and without the use of heavy equipment that is often required to install comparable metal piping systems. Eliminating the need for heavy equipment and extensive labor can result in a lower installed cost for plastic systems than for comparable metal systems.

   Management believes that thermoplastic products will continue to increase their share of the total market for industrial valves and piping systems. In management's view, a number of factors drive this increase, including continued improvement in thermoplastics technology, enforcement of environmental regulations, more widespread recognition of the benefits of thermoplastic, and increased familiarity with the skills required to install thermoplastic piping systems.

Company Strategy

   Through its alliances with AYK and Agru, the Company believes it has established itself as a market leader in thermoplastic industrial valves and piping systems, as evidenced by the breadth of its product line, industry recognition of its brand names, and the scope of its distribution network. The Company's strategy is to:

   Provide a thermoplastic alternative to metal valves and piping systems. The Company considers its primary competitors to be the suppliers of traditional metal products. The Company believes that a substantial opportunity exists for suppliers of thermoplastic products to gain a larger share of the total industrial market for valves and pipe.

   Develop and market products manufactured by the Company. As a master distributor for AYK and Agru, the Company believes it offers a broader line of thermoplastic valves and pipe than any of its competitors. The Company seeks to leverage its valve and pipe sales by offering complementary higher margin products manufactured by the Company. These products include valve actuators, controls, double containment piping systems and custom fittings manufactured to customer specifications. The Company realizes a higher margin on the products it manufactures than on the products it distributes. From 1993 to 1995, annual sales of products manufactured by the Company increased by approximately $4.8 million, or 63.7%, versus an increase of 26.0% in all other sales.

   Identify and serve markets in diverse industries. The Company seeks to continue to expand the market for its products and diversify its end user base by identifying new applications where the benefits of thermoplastics are superior to metal piping systems. In the early 1980s, virtually all of the Company's products were sold through distributors to end users in the chemical processing industry. The Company estimates that in 1995 sales to the semiconductor and chemical processing industries each accounted for 24% of total sales, while sales to federal and local governmental agencies (in connection with environmental clean up of government-owned sites and water treatment facilities, respectively) accounted for 18%, sales to the waste management industry accounted for 6%, and sales to pharmaceutical and mining companies and to aquariums accounted for 5% each. The Company's estimates of sales to the respective industries are based on the Company's survey of its distributors and on the Company's records of shipments made directly to end users at the request of distributors. By expanding the applications for its products, the Company seeks to increase revenues, to reduce its vulnerability to economic downturns specific to the industries in which its customers operate, and to benefit from diverse market developments, including the continued growth of the semiconductor manufacturing industry, the approaching deadline for compliance with the EPA's underground storage tank regulations, and continued business concern for the protection of the environment.

   Acquire complementary product lines. The thermoplastic valve and pipe industry is fragmented, and the Company believes there are opportunities to expand its product base through acquisitions of complementary businesses and product lines. The Company believes that its current network of more than 400 United States and approximately 20 foreign distributors can serve as a marketing channel for complementary products. In the last three years, the Company expanded its product offerings with the acquisition of the PolyFlo product line, the acquisition of a line of industrial filtration equipment, and a license of the technology for the manufacture of pressure relief valves. Management intends to seek acquisitions of complementary product lines that would benefit from exposure to the Company's broad and established distribution network.

Products

   The Company manufactures and sells thermoplastic valve actuators and controls, custom fabricated valves, and proprietary double containment piping systems. Products marketed and sold by the Company include thermoplastic valves and pipe supplied by AYK and Agru, respectively. In addition, the Company sells and rents specialized welding equipment for use in the installation of its piping systems. With its broad product base, the Company is able to offer its end users "one stop shopping" to meet substantially all of their requirements for thermoplastic industrial valves, pipe and piping systems.

   The following table sets forth information concerning the contribution to total sales from the Company's principal classes of products (excluding sale and rental of welding equipment):

                                                                  Year ended December 31,
                                                   -----------------------------------------------------
                                                        1993               1994               1995
                                                    --------------    ---------------   ----------------
                                                                     ($ in thousands)
Distributed products, including valves, pipe
 and fittings                                     $17,755    69.6%   $18,332    64.3%  $21,212     60.6%
Manufactured products, including actuators and
 controls, fabricated valves and piping systems   $ 7,585    29.7%   $ 9,585    33.6%  $12,414     35.5%

   Valves. The valves supplied by the Company are injection molded from one of four primary resins: Polyvinyl Chloride (PVC); Chlorinated Polyvinyl Chloride
(CPVC); Polypropylene (PP); and Polyvinylidene Flouride (PVDF). Product selection is based on such criteria as chemical and temperature resistance, pressure tolerance levels, purity, abrasion resistance and cost. Valves made from PVC are the lowest in cost. They typically have good chemical resistance, can withstand temperatures up to 140((degree))F, and are used extensively in applications for chlorinated water, salt water, and relatively mild chemicals. CPVC and PP valves can withstand more severe chemicals and tolerate temperatures up to 200((degree))F and 180((degree))F, respectively. PVDF can be used in applications with temperatures up to 250((degree))F. It is ideally suited for halogens, strong acids, mild caustics and is the most commonly specified material for the transport of distilled water and high purity chemicals in the semiconductor industry.

   The Company markets seven basic valve designs: ball, butterfly, swing check, gate, globe, ball check and diaphragm. Most valves are available in all four of the primary resins with a variety of elastomeric sealing materials as options. With the size range of each valve style and the various seat, seal and stem materials available, there are a tremendous number of variations for each valve style. For example, the Company offers over 2,000 butterfly valve configurations. Each valve style addresses specific fluid flow requirements. Criteria for selecting one model over another include time to open, the presence of suspended solids in the transported fluid, the potential for bacterial growth, and line size.

   Manual valves range in price from $4.50 for a sampling valve to over $23,000 for a 24 inch PVDF butterfly valve. A typical valve will sell for $50 to $100. The Company processes approximately 2,500 invoices per month, indicating a broad-based demand.

   Actuators and controls. To meet the growing demands of industry for plant automation, reduced labor costs and increased productivity, the Company has developed electric and pneumatic actuators and controls for remote and programmable operation and control of valves. The Company's actuators and controls enable the end user to program or remotely adjust valves in response to, or in order to achieve, specified temperature, pressure, and flow rate of the transported substance, whether a liquid or gas. These products enable the end user to actuate and control precisely the valves in a system in response to process variables. Additionally, valve modifications are custom designed and fabricated by the Company to meet customer requirements, including special stems, locking devices, stem extensions, lugs, etc. The Company currently manufactures six basic types of actuators and controls in a variety of sizes that are adaptable to a broad spectrum of the valves that it distributes for AYK. Actuation and special valve modifications can add from $150 to $1,000 to the price of a manual valve, with a positive effect on the Company's gross margins.

   Pipe and piping systems. As the exclusive United States distributor for Agru, the Company supplies a line of thermoplastic pipe and fittings. In addition, the Company fabricates two types of double containment piping systems, which are sold under the brand names DuoPro and PolyFlo. These double containment "pipe within a pipe" systems are designed to contain accidental ruptures and leaks and may be equipped with detection systems that signal and locate a leak in the system. These systems are designed to meet environmental regulatory requirements for the transport of certain toxic and corrosive materials.

   The Company supplies thermoplastic piping systems made of PP, PVDF, HDPE (high density Polyethylene) and Halar. PP systems are offered in sizes from 3/8 inch to 24 inches, with PVDF and Halar offered in sizes from 1/2 inch through 12 inches. HDPE pipe and fittings are specifically used for compressed air lines, and are sold under the Company's trade name "Air-Pro". Typically, piping is sold as a system with the end user purchasing all the pipe, fittings and valves from one source. Piping system orders average $10,000 to $15,000, with several each year exceeding $100,000.

   In 1986, the Company developed and patented its DuoPro double containment piping system to meet requirements set forth by the EPA's Underground Storage Tank Regulations. Pipe and fittings primarily supplied by Agru are fabricated into systems as large as 18 inch diameter inner pipe by 24 inch diameter containment pipe. An average DuoPro system sells for $35,000 to $50,000.

   With the acquisition of PolyFlo product line in 1994, the Company's double containment pipe line was expanded to include inner pipe sizes from 1 inch to 6 inches. The PolyFlo line is extruded using a patented manufacturing process.

   Other sources of sales. The Company also rents and sells specialized welding equipment for use in the installation of its piping systems. In 1995, revenues from the rental and sale of such equipment totaled approximately $1.4 million.

   During the past three years, the Company has invested in additional manufacturing equipment and new product development, with the goal of increasing its production capability and building a broader base of manufactured products. Products that will enhance the sale of existing pipe and valve items are targeted for development. Recent new products have included two electric actuators, a mini pneumatic actuator, printed circuit boards for more precise control of actuators, a fail safe battery pack, and a patented stem support assembly for landfill applications. While the Company will continue to develop new products and accessories and introduce new product lines, the Company has not incurred a material amount of expense for research and development during the past two fiscal years.

Distribution and Marketing

   Domestic. Substantially all of the Company's sales in the United States are made through an established network of more than 400 independent distributors, many of whom have been distributors of the Company's products for 20 years. Approximately 125 are stocking distributors, which carry an inventory of the Company's products. One distributor accounted for 18%, 19% and 26% of the Company's sales in 1993, 1994 and 1995, respectively, and 40 distributors accounted for 79%, 81% and 82%, respectively, of sales during the same period. The Company's principal distributor estimates that it sold the Company's products to not fewer than 5,000 end users in 1995.

   The Company supports its distributors with ten Company-employed sales representatives and two sales managers. The Company sales force works jointly with the Company's distributors and independently to develop sales leads, which are referred to the distributors. Additional marketing support is provided by the Company's staff of seven engineers, who are available to provide technical information on the Company's products, suggest solutions to customers' requirements and assist in the design and installation of full piping systems. The Company also promotes its products through trade shows, customer product seminars, and the use of promotional materials, including full color product brochures, advertising in trade journals, and other public relations activities.

   The Company has developed an extensive educational program for its distributors to train them in the use and benefits of its products. This program includes a series of in-house and regional multi-day seminars, as well as one-on-one presentations by the Company's sales representatives to individual distributors and their sales forces. The Company provides its distributors with extensive written materials relating to its products and their applications.

   The Company does not have contracts with its distributors. None of the Company's distributors carries the Company's products exclusively. The Company believes that the use of distributors, which generally specialize in pipe and valve products and focus on specific industry or geographic markets and, accordingly, have specific knowledge of and contacts in particular markets, enhances the scope of the Company's marketing efforts and permits the Company to penetrate a broader market without the significant costs associated with a large direct sales force that would otherwise be required.

   Foreign. The Company has an established network of approximately 20 independent foreign distributors. For fiscal years 1993, 1994 and 1995, the Company had export sales of approximately $3.5 million, $3.3 million and $1.8 million, respectively, primarily to Latin America. All of the Company's export sales are denominated in United States dollars and most are made against letters of credit issued or confirmed by United States banks or are prepaid.

End Users

   The Company sells substantially all of its products through distributors to a diversified end user base. A common characteristic of end users is the need for pipe and valves to control, transport and contain corrosive fluids, ultrapure liquids, environmentally harmful fluids or flammable gases. No single end user is responsible for a material portion of the Company's sales. Principal industries, representative applications and representative end users for the Company's products include:

                                       Representative
         Industry                       Applications                  Representative End Users
Chemical processing          Transfer of corrosive and            Dow Chemical, DuPont, Rohm & Haas,
                             environmentally hazardous            P.P.G., Clorox, B.F. Goodrich, and
                             chemicals                            Kerr McGee

Semiconductor                Transfer of deionized water,         IBM, Motorola, Texas Instruments,
manufacturing                ultra pure chemicals and chemical    Micron Technology, Advanced Micro
                             waste                                Devices and Intel

Landfill                     Collection of methane gas and        WMX Technologies, and Browning
                             leachate                             Ferris Industries

Aquariums                    Automated circulation of salt        New Orleans, Monterey Bay, Tampa,
                             water                                Albuquerque and Omaha

The Corps of Engineers       Soil remediation and transfer of     Aberdeen Proving Grounds, Tinker
                             hazardous waste                      Air Force Base, Hill Air Force
                                                                  Base, Tooele Army Base, Fort
                                                                  Belvoir Defense Laboratory, Nevada
                                                                  Test Site and China Lake

                                      25

                                       Representative
         Industry                       Applications                  Representative End Users

Mining                       Transfer of sulfuric acid and        Kennecott Utah Copper, Corporacion
                             cyanide                              Nacional de Cobre de Chile
                                                                  (Codelco), Sociedad Contractual
                                                                  Minera El Abra, and Cypress Mines

Pharmaceutical               Transfer of chemical waste           Schering-Plough, Eli Lilly, Abbott
                                                                  Labs, Merck and Bristol-Myers
                                                                  Squibb

Suppliers

   The Company has exclusive distribution agreements in defined territories for substantially all of the valves, pipe and fittings sold by the Company. The Company has been the exclusive master distributor of a broad line of valves and related accessories for AYK in the United States, Latin America and the Caribbean since 1977, and is currently in the seventh year of a ten year agreement with AYK, Nichimen Corporation and Nichimen America which runs through December 31, 1999. While the agreement is in force, the Company may not purchase competing products from any other manufacturer. Under the agreement, the Company must use its best efforts to market AYK's valves in its territory and has agreed to purchase at least $140 million of products from AYK over the term of the agreement. There are no minimum annual purchase requirements, but there are annual guidelines attached to the contract. Through December 31, 1995, the end of the sixth year of the current term, the Company had purchased approximately $51.4 million of product from AYK, with the purchases in the years ended December 31, 1993, 1994 and 1995 totaling approximately $9.2 million, $10.3 million and $10.0 million respectively. Total purchases through December 31, 1995, were approximately $16.3 million behind the annual guidelines on a cumulative basis. The Company's prior contracts with AYK included similar cumulative and annual purchase provisions, and AYK has always agreed to extend or enter into a new contract with the Company regardless of its compliance with such terms. However, no assurances can be given that AYK will agree to renew its contract with the Company at the end of the current term. AYK is a principal stockholder of the Company. See "Principal and Selling Stockholders."

   AYK, which manufactures the valves it supplies to the Company at its plant in Japan, warrants that its products are merchantable and free from defects in material and workmanship, and indemnifies the Company against losses or claims arising from the sale of the products. In the case of defective products, AYK agrees to repair or replace the products. In addition, AYK must maintain a minimum of $3.0 million of product liability insurance that includes the Company as a named insured. The Company may not distribute products produced by third parties that compete with the products it purchases from AYK. Purchases by the Company are made under written purchase orders. Once an order is accepted, it may not be canceled except by agreement of the parties; AYK may not reject an order unreasonably or in bad faith. Either party may terminate the agreement if the other party defaults and the default continues for 30 days after notice or if the other party becomes subject to a bankruptcy or insolvency proceeding. The parties have agreed to negotiate in good faith during the last six months of the term of the agreement with a view to extending the agreement.

   A large percentage of the pipe and fittings sold by the Company is supplied by Agru under a five-year distribution agreement, which was amended and restated effective as of January 1, 1995. Under the agreement, the Company has exclusive distribution rights in the United States for certain products (PP, PVDF, and Halar fittings and pipe, and PVDF welding equipment) and non-exclusive rights for other products. The Company may not purchase products that compete with the exclusive products unless Agru is unable to deliver products within four weeks of order. Agru is obligated to repair or replace any defective product it supplies. The Company is obligated to make minimum purchases from Agru each year, using 1994 total purchases of $3.1 million as a base. If purchases in any year decline by 20% or more from the base, Agru may terminate the contract at the end of the following year unless purchases in that year equal or exceed $3.1 million in which case the contract continues in force. During the year ended December 31, 1995, the Company's purchases from Agru totaled approximately $5.9 million. The agreement is terminable in the event of serious breach which is not cured within three months of notice, and in the event of the bankruptcy or insolvency of either party. Unless either party gives notice of termination not less than 12 months prior to the end of the terms, the contract automatically extends for five years.

   While there are other sources of supply for the products which the Company purchases from AYK and Agru, the Company is not aware of other single sources of supply that offer the variety and quality of products they produce. In addition, several sources of supply have existing exclusive arrangements with other companies that would preclude dealing with the Company. The Company's supply arrangements with AYK and Agru are also subject to all of the usual risks of foreign trade. The loss of either AYK or Agru as a supplier or the imposition of restrictions on foreign trade could have a material adverse effect on the Company. The Company believes its relationships with these two suppliers are excellent.

Manufacturing and Distribution

   The Company has an engineering department of seven professionals, who support the Company's marketing activities and provide solutions to special end user customer requirements, such as modifications of valves and special pipe designs. The department has designed a number of actuators and accessories that are sold in conjunction with the Company's valves. In addition, the department assists end user customers in the design, engineering and installation of complete piping systems.

   At its Malden, Massachusetts facility, the Company manufactures and assembles a variety of valve actuators, valve/actuator assemblies and accessories. The Company also operates a "clean room" for the fabrication of ultrapure water piping systems for the semiconductor industry. In addition, the Company fabricates double containment piping systems and assists the end user customer (or its mechanical contractor) with on-site installation and testing. The Company rents and sells specialized welding equipment to customers and contractors for this purpose. A portion of the proceeds of this offering will be used to expand the Company's manufacturing capacity. See "Use of Proceeds."

   On February 24, 1996, the Company was awarded ISO 9001 certification following a fourteen month review process. The certification indicates that the Company's operations meet the stringent standards for quality control and assurance established by the International Organization for Standardization. ISO 9001 has been adopted to date in more than 80 countries. It is anticipated that ISO certification will increasingly become a prerequisite for doing business with many customers and in many markets.

   The Company purchases and maintains an inventory of valves, pipe and fittings in anticipation of customer orders. The Company has warehouse facilities at its principal offices in Malden, Massachusetts. Because lead times for delivery from its principal suppliers are long, the Company carries significant inventory in relation to sales in order to be able to meet delivery requirements of its distributors and end user customers.
Approximately 125 of the Company's distributors also stock inventory, principally valves and valve accessories.

Competition

   The industrial valve, pipe and fittings market is very fragmented, with many manufacturers and suppliers. The Company estimates that there are more than 100 suppliers of metal valves and at least a dozen suppliers of thermoplastic valves. There are also many suppliers of both metal and plastic pipe and fittings. There is no single company that dominates the market for either thermoplastic industrial valves or pipe. The Company believes that there are two companies which have significant shares of both markets, and one additional significant competitor in the valve market and three additional significant competitors in the pipe market. Of its competitors, the Company is aware of only one competitor that offers a comparable variety of thermoplastic valve and pipe products as the Company. Many of the Company's competitors, especially manufacturers of metal valves and pipe, have substantially greater financial, marketing, personnel and other resources than the Company. Based on a study of the market in 1995 commissioned by the Company, the Company believes that it has one of the largest shares of the United States market for industrial thermoplastic valves.

   Suppliers of industrial valves, pipe and piping systems, whether metal or plastic, compete primarily on the basis of price, performance and service to the customer or end user. In applications requiring high performance of the valves and pipe in terms of temperature, pressure and durability, the Company believes that its products compete favorably in terms of performance, price and lifetime cost with metal products available for the same applications. In certain applications, alternative plastic products may be available at lower prices than the Company's products. The Company believes, however, that many end users are willing to pay higher prices for the Company's products in exchange for the higher quality and service that the Company offers. The Company believes that its competitive advantages include the breadth of its valve, actuator and pipe product lines and its ability to supply complete piping systems, including custom fabricated components. The Company believes that it has an advantage over other manufacturers of valve actuation and piping products because of its ability to offer "one stop shopping" to the end user.

Joint Venture

   In February 1990, the Company established a joint venture with Watts Industries, Inc. ("Watts"), a United States manufacturer of metal valves, for the development of an electric actuator to supply the partners' respective needs. The two companies co-funded the tooling of the product, and the Company manufactures the product for sale by the Company through its regular distribution network and for sale to Watts at a discounted price. The employees of both companies executed confidentiality agreements to protect the confidential and proprietary information possessed by each company and utilized in the development of the actuator. All technology, information, material and data developed pursuant to the joint venture as well as any trademarks, patents, copyrights or other property interest that may result from the joint venture, is the joint and several property of the Company and Watts. Development of the product was completed in August 1992, and all manufacturing of the product line is done in the Company's plant.

Patents and Trademarks

   The Company exclusively owns six United States patents relating to its DuoPro double containment pipe assemblies and seven United States patents relating to actuators and accessories used in conjunction with plastic valves, as well as four corresponding Canadian patent applications. All of the United States patents have issued since December 1985, and extend at least until 2002. In addition, the Company owns 26 United States trademark registrations and several pending trademark registrations. The trademark registrations, which are renewable by their terms in the ordinary course of business, cover various products offered for sale by the Company. The Company also owns copyright registration for its catalogs and design guides, as well as for the printed circuit boards it has developed for use in its valve actuators.

   All of the Company's intellectual property is owned or is held under a perpetual license, is free and clear of restrictions of any nature and is not subject to any license, sublicense, agreement or commitment with any third party, other than a security interest to the Company's bank lender. The Company's intellectual property rights are important to its business, and the Company intends to enforce its intellectual property rights. However, the Company believes that product quality and service are more important to the success of the Company. Except as discussed below, the Company has not been engaged in any litigation during the last five years in regard to its intellectual property rights.

   On April 30, 1991, the Company voluntarily filed a Request for Reexamination by the United States Patent and Trademark Office of a patent the Company owns (the "ZIU '544 Patent"). The reexamination resulted in the rejection of certain claims of the ZIU '544 Patent. It is believed that a competitor which employs a former employee of the Company is currently manufacturing and selling a piping system that incorporates the subject matter defined by at least one of the claims in the ZIU '544 Patent rejected by the examiner. Upon appeal, the Board of Patent Appeals and Interferences (the "Board") upheld the decision of the examiner. The Company appealed to the United States Court of Appeals for the Federal Circuit, which decided on February 24, 1995, to reverse the decision of the Board and to remand the case to the United States Patent and Trademark Office for further proceedings in accordance with its decision. The case is pending before the United States Patent and Trademark Office.

Employees

   As of March 31, 1996, the Company had a work force of 111 people, of which 19 are executive and administrative personnel, 26 are engaged in sales and marketing, nine are engineering staff, and 57 are engaged in manufacturing, fabricating and warehouse operations. None of the Company's employees is covered by a collective bargaining agreement. The Company believes its labor relations to be good.

Properties

   The Company's executive offices and manufacturing/warehouse facility is located in a modern facility in Malden, Massachusetts, of approximately 60,000 square feet, which the Company purchased in March 1994 with the proceeds of an Industrial Revenue Bond issue. The Company considers its facility to be in good operating condition and suitable for the purposes for which it is used.

   The Company requires additional manufacturing and warehouse capacity to accommodate future growth and expansion, and on February 2, 1996, the Company entered into an agreement to purchase the land (approximately 2.3 acres) and building (approximately 18,000 square feet) adjacent to its Malden facility for $1.25 million. The transaction is scheduled to close on or about May 23, 1996, and a portion of the net proceeds from this offering will be used for the purchase. If the purchase is completed, the Company plans to move its executive offices to the new building and to expand its manufacturing and warehouse operations into the remainder of its current facility. Total cost for these capital improvements and additional manufacturing equipment is currently estimated to be approximately $1.25 million. See "Use of Proceeds."

                                   MANAGEMENT

Directors and Executive Officers

   The current directors and executive officers of the Company are as follows:

                                                                                Director
              Name                Age                 Position                   since
- --------------------------------    --    ----------------------------------   --------
Leslie B. Lewis (1)                 55   President, Chief Executive Officer       1977
                                         and Director

Tadashi Kitamura (2)                60   Director                                 1993

Kazuyuki Sato (2)                   49   Director                                 1996

Kazumitsu Yamaguchi (2) (3) (4)     58   Director                                 1996

Nannette S. Lewis (1)               46   Director                                 1989

Kozo Terada                         50   Vice President, Treasurer and
                                         Chief Financial Officer

Timothy L. Robinson                 46   Executive Vice President and Chief
                                         Operating Officer

   The persons named below have been elected, and have consented to serve as directors of the Company effective as of the date of this Prospectus:

Jeffrey C. Bloomberg (3) (4)        48   Director elect

Samuel J. Gerson (3) (4)            54   Director elect

(1) Leslie B. Lewis and Nannette S. Lewis are husband and wife.

(2) Messrs. Kitamura, Sato and Yamaguchi were elected to the Board of Directors as the designees of AYK, Nichimen Corporation and Nichimen America, respectively, pursuant to the terms of a Stockholders Agreement among the Company and its stockholders. The agreement terminates upon the closing of this offering, but Messrs. Kitamura, Sato and Yamaguchi will continue in office. See "Certain Transactions" and "Principal and Selling Stockholders."

(3) Member of the Audit Committee effective as of the date of this Prospectus.

(4) Member of the Compensation Committee effective as of the date of this Prospectus.

   Leslie B. Lewis has served as President and Chief Executive Officer since November 1989. Prior thereto, for more than 19 years, he served in various executive management positions with the Company.

   Tadashi Kitamura has served as a Director of AYK since June 1992 and as the General Manager of the Sales Department of AYK since February 1992. Prior thereto, for more than 30 years, he was employed by Asahi Chemical Industry, the largest shareholder of AYK, in a number of managerial capacities, last as Deputy General Manager of the Plastics Department.

   Kazuyuki Sato has since October 1993 been the General Manager of the Plastics Department (polyolefin, PVC and rubber) of Nichimen Corporation, where he has been continuously employed since 1969.

   Kazumitsu Yamaguchi has been the Executive Vice President of Nichimen America, since July 1995 and prior thereto since 1961 was continuously employed by Nichimen Corporation in a number of managerial capacities, last as Senior General Manager of the Lumber Division. He has been a Director of Nichimen Corporation since June 1992.

   Nannette S. Lewis has been the President and principal of Nannette Lewis Interiors, Inc., which is engaged in providing commercial and residential interior design services, for more than ten years.

   Kozo Terada has served in his current positions since May 1993, and served as a Director from May 1993 until March 1996, as the designee of Nichimen America. Mr. Terada is seconded to the Company by Nichimen America, and prior to assuming his positions with the Company, he held various management positions with Nichimen Corporation for more than 24 years, last as a manager in the Plastics Division.

   Timothy L. Robinson has served as Executive Vice President and Chief Operating Officer of the Company since October 1989. Prior thereto, for more than eleven years, he held various management positions with the Company.

   Jeffrey C. Bloomberg has agreed to become a Director of the Company effective as of the closing of this offering. Mr. Bloomberg is the President and principal of Bloomberg Associates, Inc., a private investment banking firm that he founded in January 1994. For 14 years prior thereto, Mr. Bloomberg was associated with the investment banking firm of Bear, Stearns & Co., Inc., including as a Senior Managing Director from 1985 through November 1993, and as a General Partner of its predecessor.

   Samuel J. Gerson has also agreed to become a Director of the Company effective as of the closing of this offering. Mr. Gerson has been Chairman of the Board and Chief Executive Officer of Filene's Basement, Inc. since January 1984. He is a director of BayBanks, Inc.

Classes of Directors

   Pursuant to the Company's Articles of Organization, as amended immediately prior to the effectiveness of the registration statement of which this Prospectus is a part, the Company's Board of Directors is composed of three classes serving staggered three year terms. Messrs. Lewis and Bloomberg are designated Class I directors with their term expiring in 1997; Mrs. Lewis and Messrs. Yamaguchi and Gerson are designated Class II directors with their term expiring in 1998; and Messrs. Kitamura and Sato are designated Class III directors with their term expiring in 1999. See "Description of Capital Stock."

Committees of the Board of Directors

   The Board has appointed Compensation and Audit Committees effective as of the date of this Prospectus. Messrs. Yamaguchi, Bloomberg and Gerson will serve as the members of both committees. The Board has no nominating committee. The Audit Committee will review the results of operations of the Company with officers of the Company who are responsible for accounting matters and, from time to time, with the Company's independent public accountants. The Compensation Committee will review and evaluate the compensation and benefits of all officers of the Company, review general policy matters relating to compensation and benefits of employees of the Company, and make recommendations concerning these matters to the Board of Directors. The Compensation Committee will also administer the Company's Equity Incentive Plan.

Compensation of Directors

   Following the closing of this offering, Directors who are not employees of the Company or affiliated with or related to a principal stockholder of the Company ("outside Directors") will be paid an annual retainer of $7,500, payable quarterly, and a fee of $500 for each Board or committee meeting attended. In addition, the outside Directors have been granted options effective as of the closing of this offering. See "Management--Stock Option Plans--Independent Directors' Stock Option Plan." All Directors are reimbursed by the Company for their out-of-pocket expenses incurred in connection with attendance at Board and committee meetings or otherwise in the performance of their services as a Director.

   Bloomberg Associates, Inc., of which Mr. Bloomberg is the principal, has a consulting contract with the Company pursuant to which it provides financial advisory services to the Company in connection with this offering and other matters. For services to the Company, Bloomberg Associates bills the Company at hourly rates. In addition, the Company reimburses Bloomberg Associates, Inc. for its out of pocket expenses incurred in connection with the performance of services for the Company. Under the contract, Bloomberg Associates, Inc. is entitled to receive a fee equal to 0.75% of the gross proceeds of this offering, reduced by the amount of any fees for services that have been previously paid.

Executive Compensation

   The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and the one other executive officer of the Company whose annual compensation exceeded $100,000 in 1995:

                          Summary Compensation Table

                                                   Annual Compensation
                                          -------------------------------------
                                                                    Other
                                           Salary     Bonus         annual           All other
Name and principal position                 ($)        ($)     compensation($)    compensation($)
- --------------------------------------     -------    ------   ----------------   --------------
Leslie B. Lewis, President and Chief
   Executive Officer                      300,000   100,000        63,328 (1)         15,026 (2)
Timothy L. Robinson, Executive Vice
   President and Chief Operating
   Officer                                160,000    25,000        23,837 (1)         15,026 (2)

(1) Includes $40,384 for Mr. Lewis and $6,153 for Mr. Robinson for Company buyout of accrued but unused vacation time as a result of a change in Company policy to limit the amount of unused vacation time that employees may carry forward from year to year. Also includes nonaccountable travel allowance, car allowance, automobile insurance, personal travel expenses (Mr. Lewis only) and payment of health care expenses not covered by the Company's employee health plan.

(2) Includes $9,240 contributed by the Company to the Company's 401(k) plan and $5,786 to the Company's Profit Sharing Plan for the account of each individual. Does not include any amount related to a ten-year variable premium life insurance policy on the life of Mr. Lewis of which the Company is the owner and beneficiary. If Mr. Lewis remains in the employ of the Company for ten years, the cash surrender value of the policy, if any, in excess of total premiums paid (which will be reimbursed to the Company) will be used to fund a retirement benefit for Mr. Lewis, and he has the right thereafter, at the time he leaves the employ of the Company, to designate the beneficiary under the policy.

   During 1995, although he worked full-time for the Company, Kozo Terada, the Company's Vice President, Treasurer and Chief Financial Officer, was an employee of Nichimen America, one of the Company's principal stockholders. The Company paid a total of $160,000 to Nichimen America in 1995 for management fees, which included Mr. Terada's services. Nichimen America paid Mr. Terada his salary and provided any employee benefits to which he was entitled under its plans.

Stock Option Plans

   Equity Incentive Plan. The Company's Equity Incentive Plan ("Equity Plan") was adopted by the Board of Directors and stockholders of the Company on March 11, 1996, and is effective as of the closing of this offering. A total of 330,000 shares of Common Stock have been reserved for awards under the Equity Plan. The Equity Plan is intended to be an incentive to the key employees of, and persons who provide services to, the Company by enabling them to acquire or increase their proprietary interest in the Company. The Equity Plan is administered by the Compensation Committee of the Company's Board of Directors ("Committee"). The Committee may make awards under the Equity Plan in the form of stock options (both qualified and non-qualified), stock appreciation rights, performance shares, restricted stock or stock units. The Committee has complete authority to designate persons to receive awards, to grant the awards, to determine the form of the award and to fix all terms of any awards granted. Qualified stock options (which are intended to qualify as incentive stock options under section 422 of the Internal Revenue Code) may be granted only to employees of the Company and must have an exercise price of not less than 100% of the fair market value of the Company's Common Stock on the date of grant (110% for qualified options granted to any 10% stockholder of the Company). The aggregate exercise price of the shares as to which a qualified stock option becomes exercisable in any year may not exceed $100,000. The term of qualified stock options may not exceed ten years (five years in the case of options granted to any 10% stockholder of the Company). Non-qualified stock options and other stock awards may be granted on such terms (as to date of grant, vesting, number of shares, exercise price in the case of options, purchase price, restrictions on transfer, forfeiture and other provisions) as the Committee may determine. The Equity Plan may be suspended or discontinued by the Board and may be amended by the Board, except that the stockholders of the Company must approve any amendment if such approval is required to comply with any applicable tax or regulatory requirement.

   Effective as of the closing of this offering, the Company has granted ten year non-qualified options under the Equity Plan to Timothy Robinson and Kozo Terada for 50,000 and 25,000 shares, respectively, of Common Stock exercisable at the initial public offering price. The options vest in three equal annual installments beginning on the anniversary of the date of grant.

   Independent Directors' Stock Option Plan. The Board of Directors adopted an Independent Directors' Stock Option Plan which was approved by the Company's stockholders on March 11, 1996, effective as of the closing of this offering. An aggregate of 20,000 shares of Common Stock are reserved under the plan. This plan authorized the issuance of an option to each director who is neither an employee of the Company nor the holder of, or affiliated with a holder of, five percent or more of the Company's Common Stock, to purchase up to 10,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of the Common Stock on the date of election to the Board of Directors. The plan and the options granted to Jeffrey C. Bloomberg and Samuel J. Gerson are effective as of the closing of this offering. Pursuant to the plan, each of Messrs. Bloomberg and Gerson will receive a five-year fully vested option to purchase 10,000 shares of Common Stock at the initial public offering price.

Employment Agreements

   The Company has entered into employment agreements with Leslie B. Lewis, Timothy L. Robinson and Kozo Terada. The employment agreement with Mr. Lewis is for a term of three years commencing on January 1, 1996, which may be extended at Mr. Lewis' option, for an additional period of up to three years, two years or one year if the Company achieves or exceeds on a cumulative basis 80%, 70% or 60%, respectively, of target net operating income ("Target NOI") specified in the agreement for the three year period ended December 31, 1998. Mr. Lewis' agreement provides for an annual salary of $300,000 ($330,000 during any extension period). Mr. Lewis is also eligible to receive an annual bonus equal to the sum of (i) $100,000 multiplied by a fraction (not greater than one), the numerator of which is the Company's net operating income ("NOI") and the denominator of which is Target NOI for the year plus
(ii) an amount equal to 10% of the amount by which NOI for the year exceeds Target NOI for the year. For purposes of the agreement, NOI is the Company's net income before taxes, depreciation, amortization and certain other defined expenses. To the extent that NOI exceeds Target NOI for any year, the excess is carried forward and added to NOI in the following year. For 1996, there is a carryforward amount of NOI of $195,550, representing the amount by which NOI exceeded Target NOI during the three year period ended December 31, 1995. Pursuant to the agreement, the Company is obligated to maintain life insurance on Mr. Lewis in the amount of $5 million, and if Mr. Lewis is still employed with the Company on December 31, 2005, to use the accumulated cash surrender value of the policy, if any, in excess of total premiums paid (which will be refunded to the Company) to fund a retirement benefit for Mr. Lewis, and he has the right thereafter, at the time he leaves the employ of the Company, to designate the beneficiary under the policy.

   The Company's employment agreement with Mr. Robinson commenced as of November 1, 1995, and terminates on December 31, 1998. Under the agreement, Mr. Robinson is entitled to base compensation of $165,000 in 1996, with annual increases of $5,000 thereafter. Mr. Robinson will be entitled to receive bonuses at such times and in such amounts as the Board of Directors may determine in its discretion.

   The Company's employment agreement with Mr. Terada commences on May 1, 1996 and terminates on December 31, 1998. Under the agreement, Mr. Terada is entitled to base compensation of $140,000 with annual increases of $5,000 thereafter. Mr. Terada will be entitled to receive bonuses at such times and in such amounts as the Board of Directors may determine in its discretion.

   Each of the agreements with Messrs. Lewis and Robinson contains provisions regarding confidentiality of the Company's proprietary information and nonsolicitation of customers and employees. In addition, the agreements require each of them to transfer to the Company any inventions or other intellectual property rights developed by them during the period of employment.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of the Company's Common Stock, as of March 31, 1996, and as adjusted for the sale of the shares of Common Stock offered hereby, by each of the Company's directors, directors elect, named executive officers, all executive officers and directors as a group, and each person or group known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock. Percentage ownership is based on 2,340,000 and 3,340,000 shares of Common Stock outstanding prior to and after the offering, respectively.



                                                    Shares Owned Prior                              Shares to be Owned
                                                       to Offering             Shares to be           After Offering
                                               ----------------------------     Sold in the     -----------------------------
                                                   Number       Percentage      Offering (8)        Number         Percentage
                                               ---------------    ---------   --------------    ---------------    -----------
Leslie B. Lewis (1)                              1,193,400 (2)      51.0           81,600         1,111,800 (2)       33.3
 President, Chief Executive Officer and
   Director
 c/o Asahi/America, Inc.
 19 Green Street
 Malden, MA 02148
Tadashi Kitamura, Director (3)                        --             --              --                --              --
Kazuyuki Sato, Director (4)                           --             --              --                --              --
Kazumitsu Yamaguchi, Director (5)                     --             --              --                --              --
Nannette S. Lewis, Director (1)                  1,193,400 (6)      51.0             --           1,111,800 (6)       33.3
Jeffrey C. Bloomberg, Director elect                  --             --              --              10,000 (7)         *
Samuel J. Gerson, Director elect                      --             --              --              10,000 (7)         *
Timothy L. Robinson, Executive Vice                   --             --              --                --              --
 President and Chief Operating Officer
Kozo Terada, Vice President, Treasurer                --             --              --                --              --
 and Chief Financial Officer
Asahi Yukizai Kogyo Co., Ltd. (3)                  573,300          24.5           39,200           534,100           16.0
 15-9, Uchikanda 2 Chome
   Chiyodaku, Tokyo
   Japan
Nichimen Corporation (4) (9)                       573,300          24.5           39,200           534,100           16.0
 1-23, Shiba 4-Chome
   Minato-Ku, Tokyo 108
   Japan
Nichimen America Inc. (5) (9)                      172,157           7.4           11,771           160,386            4.8
 1185 Avenue of the Americas
   New York, NY 10036
Wells Fargo Bank, N.A., as executor of the
   estate of Alan Baker                            207,257 (2)       8.9             --             207,257 (2)        6.2
 Northern California Estate Division
   420 Montgomery Street
   San Francisco, CA 94104
All directors, directors elect and
  executive officers as a group (9 persons)      1,193,400          51.0           81,600         1,131,800           33.7

* Less than one percent.

(1) Leslie B. Lewis and Nannette S. Lewis are husband and wife.

(2) The shares beneficially owned by Mr. Lewis include 207,257 shares owned by Wells Fargo Bank, N.A., as executor of the estate of Alan Baker. Pursuant to a voting trust, Mr. Lewis has voting control over the shares, and he also holds a currently exercisable option and right of first refusal to purchase the shares.

(3) Mr. Kitamura is the designee of AYK on the Company's Board of Directors.

(4) Mr. Sato is the designee of Nichimen on the Company's Board of Directors.

(5) Mr. Yamaguchi is the designee of Nichimen America on the Company's Board of Directors.

(6) Represents shares beneficially owned by Mrs. Lewis' spouse, Leslie B.
    Lewis.

(7) Represents shares subject to options that will be granted and exercisable upon the closing of this offering. See "Management--Stock Option Plans--Independent Directors' Stock Option Plan."

(8) The Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 174,000 additional shares to cover over-allotments. See "Underwriting." The following table sets forth the number of shares of Common Stock that each Selling Stockholder is obligated to sell to the Underwriters if the over-allotment is exercised in full. If the option is exercised as to a lesser amount, the obligation of each Selling Stockholder will be proportionately reduced.

(9) All Nichimen amounts and percentages include shares owned by Nichimen America as Nichimen may be deemed to be the beneficial owner of such shares.

                                                                     Shares to be owned after the
                                                                           offering if the
                                                                      over-allotment option is
                                    Number of shares to be sold           exercised in full
                                      if over-allotment option      ------------------------------
   Name of Selling Stockholder          is exercised in full             Number        Percentage
- --------------------------------   -----------------------------    ---------------    -----------
Leslie B. Lewis                                88,740                  1,023,060 (1)      30.6
Asahi Yukizai Kogyo Co., Ltd.                  42,630                    491,470          14.7
Nichimen Corporation (2)                       42,630                    491,470          14.7
Nichimen America Inc. (2)                      12,801                    147,585           4.4

(1) Includes 207,257 shares owned by Wells Fargo Bank, N.A., as executor of the estate of Alan Baker.

(2) All Nichimen amounts and percentages include shares owned by Nichimen America as Nichimen may be deemed to be the beneficial owner of such shares.

                             CERTAIN TRANSACTIONS

   On March 31, 1993, the Company issued and sold an aggregate of 1,287,000 shares of its Common Stock to AYK (643,500 shares), Nichimen Corporation (450,450 shares) and Nichimen America (193,050 shares) for total cash consideration of $4 million or approximately $3.11 per share. The purchase price was determined by negotiation between the Company and the investors. In connection with the investment, the investors and Mr. Leslie B. Lewis entered into a Stockholders Agreement which provided, among other things, that the parties would vote to elect as Directors of the Company two designees named by Mr. Lewis and a trust that was a stockholder at the time and a designee named by each of the three investors. Pursuant to this agreement, Messrs. Kitamura, Sato and Yamaguchi have been elected to the Company's Board of Directors as designees of the investors. The Stockholders Agreement terminates by its terms effective as of the closing of this offering.

   In connection with the transaction described in the preceding paragraph, AYK, Nichimen Corporation and Nichimen America granted to Leslie B. Lewis an option to purchase up to an aggregate of 140,400 shares of Common Stock from them (in proportion to their ownership interests) for a total of $530,712 or approximately $3.78 per share which was exercisable only if the Company achieved a target level of cumulative net income, as defined, for the three year period ended December 31, 1995. The Company achieved that target, and on March 11, 1996, Mr. Lewis exercised his option in full.

   AYK has been the principal supplier of valves to the Company for more than 20 years. The Company purchased a total of approximately $9.2 million, $10.3 million and $10.0 million of valves from AYK in the years ended December 31, 1993, 1994 and 1995, respectively, and $2.6 million in the three months ended March 31, 1996. The Company purchases products from AYK at AYK's list price. Under its contract with the Company, AYK has the right to revise the price list "in good faith." The Company has a long-term Distributorship Agreement with AYK. See "Business--Suppliers."

   Since August 1992, the Company has purchased valves from AYK through Nichimen Corporation and Nichimen America. The two companies are responsible for all export (from Japan) and import (into the United States) arrangements, including all documentation, transportation arrangements and custom clearance in Japan, and Nichimen America sells the valves to the Company on open account, eliminating the costly letter of credit arrangements previously required in connection with direct purchases from AYK. Prior to this arrangement with Nichimen Corporation and Nichimen America, the Company had been required to pay for substantially all shipments from AYK with irrevocable letters of credit, which the Company financed with bank borrowing. As a result of the new arrangement, the Company has been able to reduce substantially its bank borrowing. For their services, Nichimen Corporation and Nichimen America are paid by AYK a combined mark-up of approximately 8% of the invoiced price of the Company's purchases from AYK. For the years ended December 31, 1993, 1994 and 1995, the total mark-up was approximately $733,440, $824,320 and $797,680, respectively, and for the three months ended March 31, 1996, was approximately $209,000. Nichimen Corporation and Nichimen America are parties to the Company's Distributorship Agreement with AYK. See "Business--Suppliers."

   On March 31, 1993, in connection with the investment by AYK, Nichimen Corporation and Nichimen America in the Company, the Company redeemed 92,764 shares of Common Stock owned by Timothy L. Robinson, the Company's Executive Vice President and Chief Operating Officer. The consideration for the redemption was the cancellation of a personal note in the amount of $250,000 from Mr. Robinson to the Company, which Mr. Robinson had issued to the Company in March 1990 in full payment for the stock. The note would have been due on February 28, 1995, and bore interest at the rate of 9% per annum, which accrued and was payable at maturity.

   Mr. Leslie B. Lewis, President and Chief Executive Officer of the Company, is indebted to the Company in the amount of $350,000. The loan to Mr. Lewis, which was made to him in October 1991, is evidenced by a loan agreement, as amended, dated March 31, 1993. Under the amended loan agreement, interest began to accrue on January 1, 1996, at prime plus one percentage point. The principal, plus accrued interest, is payable in equal quarterly installments over five years commencing on April 1, 1996.

                         DESCRIPTION OF CAPITAL STOCK

General

   The Company is authorized to issue 1,000,000 shares of Preferred Stock, $10.00 par value, and 10,000,000 shares of Common Stock, no par value. As of the date of this Prospectus, no shares of Preferred Stock are outstanding, and 2,340,000 shares of Common Stock are outstanding.

Preferred Stock

   The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action of the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding Common Stock of the Company. The Company has no present plans to issue any shares of its Preferred Stock.

Common Stock

   The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued against the consideration set forth in this Prospectus, will be, fully paid and nonassessable.

Massachusetts Law and Certain Provisions of the Company's Articles of Organization and By-Laws; Anti-Takeover Effects

   The Company is subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. Under Chapter 110F, a Massachusetts corporation with 200 or more shareholders may not engage in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless (i) prior to such date, the Board of Directors approves either the business combination or the transaction which results in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction which results in the shareholder becoming an interested shareholder, the interested shareholder owns at least 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation), or (iii) on or subsequent to such date, the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested shareholder). An "interested shareholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other specified transactions resulting in a financial benefit to the interested shareholder.

   Massachusetts General Laws Chapter 156B, Section 50A requires that publicly held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects not to be covered by Section 50A. The Company's By-Laws, as amended, contain provisions which give effect to Section 50A. See "Management--Directors and Executive Officers." The Articles of Organization, as amended, also include a provision excluding the Company from the applicability of Chapter 110D of the Massachusetts General Laws. Under Chapter 110D, any shareholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation subject to the statute may not vote such stock unless shareholders holding a majority of the outstanding voting stock (excluding the interested shares) of the corporation so authorize. The stockholders may amend the Company's By-Laws at any time to subject the Company to this statute prospectively.

   The Company's Articles of Organization, as amended, include a provision which requires that, in the event of any merger or consolidation of the Company with any other corporation, each of the Company's stockholders, if the stockholder so elects, shall receive a price for their shares of stock that is not less than, and is paid in the same form of consideration as, the highest price previously paid by the acquiror for any shares of the Company's stock of the same class. The effect of this provision could be to deter or discourage acquisition bids for the Company, especially bids that might be structured in two steps and include a form of payment in the second step that is equal in value to, but in a different medium than was paid in the first step, such as a cash tender offer followed by a merger for stock or other securities.

   The Company's By-Laws provide that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. In addition, the Company's Articles of Organization provide that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Dividends

   To date, the Company has not paid any dividends on its Common Stock, and the Company will not pay any dividends for a period of at least 12 months following this offering. In subsequent periods, if the Company has funds legally available for the payment of dividends, the Board of Directors intends to consider the payment of dividends. The payment of dividends is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. Under the terms of its bank loan agreements, the Company may not pay dividends without the consent of the bank.

Transfer Agent

   The transfer agent for the Company's Common Stock is Boston EquiServe Limited Partnership, Canton, Massachusetts.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon the consummation of this offering, the Company will have 3,340,000 shares of Common Stock outstanding. Of these shares, the 1,160,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act. The remaining 2,180,000 shares of Common Stock outstanding are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in private transactions not involving a public offering. These shares will be eligible for sale under Rule 144 beginning 90 days after the date of this Prospectus.

   In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above. Except for restrictions imposed by the agreement described in the next paragraph, beginning on the date of this Prospectus, 207,257 shares of Common Stock owned by Wells Fargo, N.A., as executor of the estate of Alan Baker, after this offering would be eligible for sale under Rule 144(k).

   The holders of all of the shares of the Company's Common Stock have agreed not to sell or otherwise dispose of their shares of Common Stock, except for the shares to be sold in this offering, for a period of 180 days from the date of this Prospectus without the prior written consent of the Representative of the Underwriters.

   Prior to this offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

   Under the terms and subject to the conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase the respective number of shares of Common Stock set forth opposite its name below:

                                 Number of
Underwriter                       Shares
- -----------------------------    ---------
Fechtor, Detwiler & Co., Inc.
Daiwa Securities America Inc.

                                   -------
  Total                          1,160,000
                                   =======

   In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the shares of Common Stock offered hereby if any such shares are purchased. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, such commitments of the non-defaulting Underwriter may be increased or the Underwriting Agreement may be terminated.

   The Underwriters, for whom Fechtor, Detwiler & Co., Inc. is acting as the representative (the "Representative"), have advised the Company that they propose initially to offer the shares of Common Stock offered hereby to the public at the public offering price per share set forth on the cover page of this Prospectus. The Underwriters may allow a concession of not more than $ per share to selected dealers; and the Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share on sales to certain other dealers. After the initial public offering, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters. The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

   The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

   The Selling Stockholders have granted to the Underwriters an option to purchase up to 174,000 additional shares of Common Stock, solely to cover over-allotments, if any, exercisable within 30 days after the date of this Prospectus, at the initial public offering price per share of Common Stock offered hereby, less underwriting discounts and commissions.

   The holders of all of the shares of the Company's Common Stock have agreed not to sell or otherwise dispose of their shares of Common Stock, except for the shares to be sold in this offering, during the 180-day period following the date of this Prospectus. The Company has agreed not to offer, sell, grant any options to purchase or otherwise dispose of any shares of Common Stock during the 180-day period following the date of this Prospectus, without prior written consent of the Representative.

   The Company has granted the Representatives a right of first refusal to manage a second underwritten public offering, if any, of the Common Stock, which right will expire three years from the effective date of this offering.

   Prior to this offering, there has been no market for the Common Stock of the Company. Accordingly, the initial public offering price has been determined by negotiations between the Company and the Underwriters. Among the factors considered in determining the initial public offering price are the Company's results of operations, the Company's current financial condition, its future prospects, the state of the markets for its products and services, the experience of its management, the economics of the industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to the Company.

   In addition, Bloomberg Associates, Inc. is entitled to receive a fee equal to 0.75% of the gross proceeds of this offering in connection with financial advisory services rendered to the Company.

   The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. See "Additional
Information."

                                LEGAL MATTERS

   The validity of the Common Stock offered by the Company and the Selling Stockholders will be passed upon for the Company by Gadsby & Hannah, Boston, Massachusetts, and certain other legal matters will be passed upon for the Company by Morse, Barnes-Brown & Pendleton, P.C., Waltham, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Choate, Hall & Stewart, Boston, Massachusetts.

                                   EXPERTS

   The audited consolidated financial statements and schedule of the Company included or incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The Statement of Income of Poly Kinetics, Inc. included in this Prospectus has been audited by Warburton, Simonyan & Co., independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and its Common Stock, reference is made to the Registration Statement, including the exhibits and schedules filed therewith, which may be inspected without charge at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and Northeast Regional Office, Seven World Trade Center, 13th floor, New York, New York 10048. Copies of the Registration Statement may be obtained from the Commission from its Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the exhibit filed with the Commission.

   The Company will furnish to its stockholders annual reports containing audited financial statements accompanied by an opinion thereon of an independent public accountant, and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                       ASAHI/AMERICA, INC. AND SUBSIDIARY

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                      Page
                                                                                                     -------
Report of Independent Public Accountants                                                               F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996                        F-3
Consolidated Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995 and
  for the three months ended March 31, 1995 and 1996                                                   F-4
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1993, 1994 and
  1995 and for the three months ended March 31, 1996                                                   F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995 and
  for the three months ended March 31, 1995 and 1996                                                   F-6
Notes to Consolidated Financial Statements                                                             F-7

                             POLY KINETICS, INC.

                                                                                                      Page
                                                                                                     -------
Report of Independent Public Accountants                                                              F-17
Statement of Income for the Six Months Ended June 30, 1994                                            F-18
Notes to Statement of Income                                                                          F-19

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asahi/America, Inc.:

   We have audited the accompanying consolidated balance sheets of Asahi/America, Inc. (a Massachusetts corporation) and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Asahi/America, Inc. and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

   We have also audited, in accordance with generally accepted auditing standards, the consolidated balance sheets as of December 31, 1991, 1992 and 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for the two years ended December 31, 1992, (none of which are presented herein) and have expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the selected consolidated financial data for each of the five years in the period ended December 31, 1995, appearing in this Prospectus, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

                                                           ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 19, 1996
(except with respect to
the matters discussed
in Notes 1 and 15,
as to which the date
is May 13, 1996)

                       ASAHI/AMERICA, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

                                                                December 31,               March 31,
                                                       ------------------------------
                                                           1994             1995              1996
                                                       -------------   -------------    ---------------
                       ASSETS                                                             (Unaudited)
Current Assets:
Cash                                                    $   184,522      $   224,189      $    61,613
Accounts receivable, less reserves of $311,000 at
  December 31, 1994, $245,000 at December 31, 1995
  and $225,000 at March 31, 1996                          4,886,155        4,446,034        4,580,560
Inventories                                               7,636,423        8,206,697        8,255,135
Prepaid expenses and other current assets                   305,653          678,074          887,240
                                                         -----------      -----------     -------------
    Total current assets                                 13,012,753       13,554,994       13,784,548
                                                         -----------      -----------     -------------
Property and Equipment, net                               6,465,976        7,203,138        7,072,125
                                                         -----------      -----------     -------------
Other Assets:
Goodwill, net of accumulated amortization of $929,061
  at December 31, 1994, $1,106,469 at December 31,
  1995 and $1,150,822 at March 31, 1996                     845,018          667,610          623,258
Other, net                                                  984,337        1,026,334        1,150,554
                                                         -----------      -----------     -------------
    Total other assets                                    1,829,355        1,693,944        1,773,812
                                                         -----------      -----------     -------------
                                                        $21,308,084      $22,452,076      $22,630,485
                                                         ===========      ===========     =============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Demand note payable to a bank                           $ 5,274,853      $ 3,377,000      $ 1,822,340
Current portion of MIFA obligations                         125,000          130,000          135,000
Current portion of capital lease obligations                 23,847          104,205          103,696
Accounts payable                                          4,447,646        5,209,277        6,335,188
Accrued expenses                                          1,024,959          884,945        1,078,310
                                                         -----------      -----------     -------------
    Total current liabilities                            10,896,305        9,705,427        9,474,534
                                                         -----------      -----------     -------------
MIFA Obligations, less current portion                    3,920,833        3,833,336        3,760,000
                                                         -----------      -----------     -------------
Capital Lease Obligations, less current portion               8,197          301,335          275,966
                                                         -----------      -----------     -------------
Deferred Income Taxes                                       654,000        1,178,000        1,178,000
                                                         -----------      -----------     -------------
Commitments (Notes 8 and 12)
Stockholders' Equity:
Preferred stock, $10.00 par value
  Authorized--1,000,000 shares
  Issued and outstanding--none                               --               --               --
Common stock, no par value-
 Authorized--10,000,000 shares
 Issued and outstanding--2,340,000 shares                 7,338,283        7,358,446        7,358,446
Retained earnings (deficit)                              (1,159,534)         425,532          933,539
                                                         -----------      -----------     -------------
                                                          6,178,749        7,783,978        8,291,985
Less--Notes receivable from stockholder/officer             350,000          350,000          350,000
                                                         -----------      -----------     -------------
    Total stockholders' equity                            5,828,749        7,433,978        7,941,985
                                                         -----------      -----------     -------------
                                                        $21,308,084      $22,452,076      $22,630,485
                                                         ===========      ===========     =============

The accompanying notes are an integral part of these consolidated financial statements.

                       ASAHI/AMERICA, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                    Three Months
                                                   Years Ended December 31,                       Ended March 31,
                                         ----------------------------------------------    -------------------------------
                                            1993             1994             1995             1995             1996
                                        -------------   -------------    -------------    -------------    ---------------
                                                                                                    (Unaudited)
Net Sales                                $25,513,782      $28,517,662     $34,997,567       $7,806,923       $9,651,037
Cost of Goods Sold                        17,068,685       18,655,361      23,018,043        5,286,293        6,303,592
                                          -----------      -----------      -----------      -----------    -------------
  Gross profit                             8,445,097        9,862,301      11,979,524        2,520,630        3,347,445
Selling, General and Administrative
  Expenses                                 7,201,419        7,612,559       8,681,252        2,073,641        2,366,153
                                          -----------      -----------      -----------      -----------    -------------
  Income from operations                   1,243,678        2,249,742       3,298,272          446,989          981,292
Interest Income                                2,150           22,288           1,140              240            9,362
Interest Expense                            (393,273)        (558,046)       (714,346)        (178,671)        (123,647)
                                          -----------      -----------      -----------      -----------    -------------
  Income before minority interest
  and provision for income taxes             852,555        1,713,984       2,585,066          268,558          867,007
Minority Interest in Income of
  Consolidated Joint Venture                 (65,422)          --              --               --               --
                                          -----------      -----------      -----------      -----------    -------------
  Income before provision for income
    taxes                                    787,133        1,713,984       2,585,066          268,558          867,007
Provision for Income Taxes                   168,000          596,000       1,000,000          104,000          359,000
                                          -----------      -----------      -----------      -----------    -------------
  Net income                             $   619,133      $ 1,117,984     $ 1,585,066       $  164,558       $  508,007
                                          ===========      ===========      ===========      ===========    =============
Net Income per Common Share              $       .30      $       .48     $       .68       $      .07       $      .22
                                          ===========      ===========      ===========      ===========    =============
Weighted Average Number of Common
  Shares Outstanding                       2,048,336        2,340,000       2,340,000        2,340,000        2,340,000
                                          ===========      ===========      ===========      ===========    =============

The accompanying notes are an integral part of these consolidated financial statements.

                       ASAHI/AMERICA, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                       Notes
                                             Common Stock                            Receivable
                                     ----------------------------     Retained          from            Total
                                        Number            No          Earnings     Stockholders/    Stockholders'
                                      of Shares       Par Value       (Deficit)       Officers          Equity
                                     ------------   ------------    ------------    ------------    --------------
Balance, December 31, 1992            1,145,764       $3,666,111     $(2,896,651)    $(600,000)       $  169,460
Repurchase of stock                     (92,764)        (250,000)         --           250,000            --
Issuance of stock, net of
  issuance costs of $77,828           1,287,000        3,922,172          --             --            3,922,172
Net income                                --              --             619,133         --              619,133
                                       ----------      ----------      ----------     ----------     ------------
Balance, December 31, 1993            2,340,000        7,338,283      (2,277,518)     (350,000)        4,710,765
Net income                                --              --           1,117,984         --            1,117,984
                                       ----------      ----------      ----------     ----------     ------------
Balance, December 31, 1994            2,340,000        7,338,283      (1,159,534)     (350,000)        5,828,749
Compensation expense related to
  stockholder's stock repurchase
  rights                                  --              20,163          --             --               20,163
Net income                                --              --           1,585,066         --            1,585,066
                                       ----------      ----------      ----------     ----------     ------------
Balance, December 31, 1995            2,340,000        7,358,446         425,532      (350,000)        7,433,978
                                       ----------      ----------      ----------     ----------     ------------
Net income (unaudited)                    --              --             508,007         --              508,007
                                       ----------      ----------      ----------     ----------     ------------
Balance, March 31, 1996
  (unaudited)                         2,340,000       $7,358,446     $   933,539     $(350,000)       $7,941,985
                                       ==========      ==========      ==========     ==========     ============

The accompanying notes are an integral part of these consolidated financial statements.

                       ASAHI/AMERICA, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                              Three Months
                                                                    Years Ended December 31,                Ended March 31,
                                                              --------------------------------------   --------------------------
                                                                1993          1994          1995          1995           1996
                                                              ----------    ----------    ----------    ----------   ------------
                                                                                                              (Unaudited)
Cash Flows from Operating Activities:
Net income                                                  $   619,133   $ 1,117,984   $ 1,585,066     $ 164,558    $   508,007
Adjustments to reconcile net income to net cash provided
  by operating activities-
 Depreciation and amortization                                  615,397       887,483     1,115,964       264,041        305,944
 Compensation expense related to stockholder's stock
   repurchase rights                                             --            --            20,163         --            --
 Minority interest                                               65,422        --            --             --            --
 Deferred income taxes                                           --           164,000       524,000       131,000         --
 Changes in assets and liabilities-
  Accounts receivable                                          (438,893)   (1,333,299)      440,121       336,825       (134,526)

  Inventories                                                   624,910      (941,899)     (570,274)      (23,051)       (48,438)

  Prepaid expenses and other current assets                    (124,599)       86,517      (372,421)     (227,928)      (209,166)

  Accounts payable                                              637,261     2,199,732       761,631       426,093      1,125,911
  Accrued expenses                                             (423,025)      502,274      (140,014)     (161,102)       193,365
                                                               --------      --------      --------      --------      ----------

    Net cash provided by operating activities                 1,575,606     2,682,792     3,364,236       910,436      1,741,097
                                                               --------      --------      --------      --------      ----------

Cash Flows from Investing Activities:
Purchase of property and equipment                             (138,608)   (4,769,029)   (1,058,422)     (118,453)       (94,836)

Acquisition of certain assets of Poly Flowlines                  --        (1,621,348)       --             --            --
Increase in other assets                                       (174,162)     (493,293)     (224,955)      (39,529)      (159,963)

Distribution to minority investor                               (85,921)       --            --             --            --
                                                               --------      --------      --------      --------      ----------

    Net cash used in investing activities                      (398,691)   (6,883,670)   (1,283,377)     (157,982)      (254,799)

                                                               --------      --------      --------      --------      ----------

Cash Flows from Financing Activities:
Net proceeds (payments) on demand note payable to a bank     (4,998,680)      261,454    (1,897,856)     (691,174)    (1,554,660)

Payments on capital lease obligations, net                      (23,284)       (6,196)      (60,844)      (10,655)       (25,878)

Proceeds from issuance of MIFA obligations                       --         4,150,000        --             --            --
Payments on MIFA obligations                                     --          (104,167)      (82,492)      (31,250)       (68,336)

Net proceeds from issuance of common stock                    3,922,172        --            --             --            --
                                                               --------      --------      --------      --------      ----------

  Net cash provided by (used in) financing activities        (1,099,792)    4,301,091    (2,041,192)     (733,079)    (1,648,874)

                                                               --------      --------      --------      --------      ----------

Net Increase in Cash                                             77,123       100,213        39,667        19,375       (162,576)

Cash, Beginning of Period                                         7,186        84,309       184,522       184,522        224,189
                                                               --------      --------      --------      --------      ----------

Cash, End of Period                                         $    84,309   $   184,522   $   224,189     $ 203,897    $    61,613
                                                               ========      ========      ========      ========      ==========

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for-
 Interest                                                   $   357,253   $   536,109   $   713,207     $ 178,431    $    88,510
                                                               ========      ========      ========      ========      ==========

 Income taxes                                               $   273,549   $   111,300   $ 1,032,651     $ 105,000    $    28,500
                                                               ========      ========      ========      ========      ==========

Supplemental Schedule of Noncash Investing and Financing
Activities:
Repurchase of common stock and cancellation of note
  receivable from officer                                   $   250,000   $     --      $     --        $    --      $     --
                                                               ========      ========      ========      ========      ==========

Acquisition of equipment under capital lease obligations    $     --      $     --      $  (434,340)    $ (41,019)   $     --
                                                               ========      ========      ========      ========      ==========


The accompanying notes are an integral part of these consolidated financial statements.

                       ASAHI/AMERICA, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Including Data Applicable to Unaudited Periods)

(1) ORGANIZATION

   (a) Historical Background

   Asahi/America, Inc. (the Company) was established on August 18, 1977 as a Massachusetts corporation and is engaged in the manufacture and distribution of thermoplastic valves and piping systems for the chemical processing and other industries in North and South America. The Company has exclusive distribution agreements with two international manufacturers.

   (b) Stock Split

   On March 11, 1996, the Board of Directors approved an approximately 836-to-1 stock split of the Company's common stock to be effective immediately prior to the effective date of the registration statement for the Company's initial public offering. All share and per share amounts have been retroactively restated to reflect this stock split.

   (c) Redemption of Shares and Recapitalization

   During 1989, the Company redeemed and retired all of its issued and outstanding capital stock, other than shares of non-voting capital stock owned by Leslie B. Lewis, the Company's chief executive officer, and a trust of which he was sole beneficiary, in exchange for notes in the aggregate amount of $3,750,000. In a concurrent recapitalization, the Company issued 845,743 shares of common stock to Mr. Lewis in exchange for his non-voting capital stock, resulting in a change in control of the Company.

   The redemption and retirement of the previously issued and outstanding shares resulted in a complete change in voting control and thus has been accounted for as a purchase transaction. The cost in excess of the fair value of the assets, net of liabilities as of the date of the transaction, has been allocated to goodwill. Goodwill is being amortized on a straight-line basis over a 10-year period, which is management's estimate of its useful life.

   (d) Acquisition of Poly Flowlines

   In July 1994, the Company acquired certain assets of Poly Kinetics, Inc. d/b/a Poly Flowlines Company and Poly Flow Engineering, Inc. (together, Poly Flowlines). The total purchase price of approximately $1.62 million was paid in cash. The Company accounted for the acquisition as a purchase. The allocation of the purchase price was as follows:

Molds, dies and equipment    $1,280,000
Patents                          19,000
Goodwill                        322,000
                               ---------
                             $1,621,000
                               =========

   The results of operations related to Poly Flowlines have been included with those of the Company since July 1, 1994. Unaudited pro forma operating results for the Company, assuming the acquisition had been made as of January 1, 1994, are as follows:

                                    Pro forma
                                    Year ended
                                December 31, 1994
                               --------------------
Revenue                            $28,782,293
                                ==================
Net Income                         $ 1,014,530
                                ==================
Net Income per Common Share        $       .43
                                ==================

                       ASAHI/AMERICA, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                (Including Data Applicable to Unaudited Periods)

(1) ORGANIZATION (Continued)

   (e) Issuance of Stock

   On March 31, 1993, the Company sold a total of 1,287,000 shares of stock to its Japanese valve manufacturer, Asahi Yukizai Kogyo Co., Ltd. (AYK), and Nichimen Corporation, a Japanese trading company, and Nichimen America Inc., the Japanese trading company's U.S. affiliate (together, Nichimen).

   In connection with the sale of stock, an officer/stockholder has the right to repurchase from AYK and Nichimen a certain number of the Company's shares (at a formula-based value) if certain performance milestones are met, as defined in the stock purchase agreement. The Company is accounting for this repurchase right in accordance with Accounting Principles Board Opinion No.
25. Accordingly, compensation is measured based on the difference between the purchase price and the fair market value of the Company's common stock. In 1993 and 1994, no compensation expense was recorded as the formula-based value was higher than the fair market value. For the year ended December 31, 1995, $20,163 of compensation expense was recorded, as the fair market value was in excess of the formula-based value and performance milestones had been met.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accompanying consolidated financial statements reflect the application of certain accounting policies as described below and elsewhere in the notes to consolidated financial statements. The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (a) Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Asahi Engineered Products, Inc.
(AEP). All significant intercompany balances and transactions have been eliminated in consolidation.

   (b) Revenue Recognition

   The Company recognizes revenue on product sales at the time the products are shipped. Rental revenues, which are less than 10% of total revenues for all periods presented, are recognized over the related rental period.

   (c) Inventories

   The Company uses the last-in, first-out (LIFO) method for the costing of its inventories.

   The Company currently purchases a significant portion of its inventory from two suppliers in Japan and Austria. There are a limited number of suppliers of these particular types of thermoplastic valves and piping systems, and a change of supplier could adversely affect the Company's business due to the time it would take to locate and qualify new vendors.

   (d) Depreciation and Amortization

   The Company provides for depreciation and amortization using the straight-line and declining-balance methods and charges to operations amounts estimated to allocate the cost of the assets over their estimated useful lives as follows:

                       ASAHI/AMERICA, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (Including Data Applicable to Unaudited Periods)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                                 Estimated
    Asset Classification        Useful Life
- ---------------------------    --------------
Machinery and equipment             5-7 Years
Molds and dies                        7 Years
Furniture and fixtures                7 Years
Building                             40 Years
Building improvements               7.5 Years

   (e) Other Assets

   Other assets consist primarily of redemption cost in excess of assets acquired, debt refinancing costs and the cost of obtaining patents. The Company provides for amortization using the straight-line method and charges to operations amounts estimated to allocate the cost of the assets over their estimated useful lives as follows:

                                                      Estimated
              Asset Classification                   Useful Life
- ------------------------------------------------    --------------
Redemption cost in excess of assets acquired              10 Years
Debt refinancing costs                                    20 Years
Patents                                                 5-11 Years

   During March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets, which is effective for fiscal years beginning after December 15, 1995. The Company does not expect the adoption of this standard to have a material effect on its financial position or results of operations.

   (f) Postretirement Benefits

   The Company has no significant obligations for postretirement benefits.

   (g) Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentration of credit risk are principally cash and accounts receivable. The Company places its cash in federally insured institutions. Concentration of credit risk with respect to accounts receivable relates to certain domestic and international customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and obtains letters of credit for most of its international sales; as a consequence, the Company believes that its accounts receivable credit risk exposure is limited. The Company maintains an allowance for potential credit losses, but historically has not experienced any significant credit losses related to any individual customer or group of customers in any particular industry or geographic area.

   (h) Net Income per Common Share

   Net income per common share for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 has been determined by dividing net income by the weighted average common shares outstanding during the period.

   (i) Interim Financial Statements

   The accompanying consolidated balance sheet as of March 31, 1996, the consolidated statements of operations and cash flows for the three months ended March 31, 1995 and 1996, and the consolidated statement of stockholders' equity for the three months ended March 31, 1996, are unaudited, but in the opinion of

                       ASAHI/AMERICA, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                (Including Data Applicable to Unaudited Periods)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the results for these interim periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results to be expected for the entire year.

(3) INVENTORIES

   Inventories consist of the following:

                         December 31,            March 31,
                  --------------------------
                     1994           1995            1996
                   -----------    -----------  -------------
                                                (Unaudited)
Raw materials     $  449,621     $  742,526      $  751,454
Finished goods     7,544,279      7,946,370       7,910,880
LIFO reserve        (357,477)      (482,199)       (407,199)
                    ---------      ---------      -----------
                  $7,636,423     $8,206,697      $8,255,135
                    =========      =========      ===========
    The balance in the Company's allowance for inventory obsolescence was $377,079 at December 31, 1993 and $527,079 at December 31, 1994 and 1995 and
March 31, 1995 and 1996.

   If the first-in, first-out (FIFO) method of inventory costing had been used by the Company, inventories and net income would have been reported as follows:

                                                    December 31,                            March 31,
                                      -----------------------------------------   ----------------------------
                                         1993           1994           1995           1995            1996
                                       -----------    -----------   -----------    -----------   -------------
                                                                                           (Unaudited)
Inventories on a FIFO basis           $7,025,498     $7,993,900     $8,688,896     $8,047,951      $8,662,334
                                        =========      =========      =========      =========      ===========
Net income on a LIFO basis (as
  reported in the accompanying
  consolidated financial
  statements)                         $  619,133     $1,117,984     $1,585,066     $  164,558      $  508,007
Current year increase (decrease)
  in LIFO reserve, net of current
  year related tax effects               155,207         17,288         74,833         18,600         (43,950)
                                        ---------      ---------      ---------      ---------      -----------
  Net income on a FIFO basis          $  774,340     $1,135,272     $1,659,899     $  183,158      $  464,057
                                        =========      =========      =========      =========      ===========

(4) PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost and consist of the following:

                                                         December 31,            March 31,
                                                  --------------------------
                                                     1994           1995            1996
                                                   -----------    -----------  -------------
                                                                                (Unaudited)
Machinery and equipment                           $3,194,914     $4,224,017      $4,287,289
Molds and dies                                       921,217        962,000         962,000
Furniture and fixtures                               221,214        299,032         305,446
Building                                           2,847,125      2,847,125       2,847,125
Building improvements                                762,541        793,581         793,581
Land                                                 780,237        780,237         780,237
                                                    ---------      ---------      -----------
                                                   8,727,248      9,905,992       9,975,678
Less--Accumulated depreciation and
  amortization                                     2,261,272      2,702,854       2,903,553
                                                    ---------      ---------      -----------
                                                  $6,465,976     $7,203,138      $7,072,125
                                                    =========      =========      ===========

                       ASAHI/AMERICA, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                (Including Data Applicable to Unaudited Periods)

(5) ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                          December 31,            March 31,
                                   --------------------------
                                      1994           1995            1996
                                    -----------    -----------  -------------
                                                                 (Unaudited)
Accrued payroll/payroll-related    $  476,728      $609,222       $  404,490
Other accruals                        548,231       275,723          673,820
                                     ---------      ---------      -----------
                                   $1,024,959      $884,945       $1,078,310
                                     =========      =========      ===========

(6) INCOME TAXES

   The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities as measured by the enacted tax rates. The deferred tax provision is based on changes in the asset or liability from period to period. The provision for income taxes consists of the following for the years ended December 31, 1993, 1994 and 1995:

                 1993           1994            1995
               -----------    -----------  -------------
Current--
 Federal       $122,000       $308,000       $  364,000
 State           46,000        124,000          112,000
                ---------      ---------      -----------
                168,000        432,000          476,000
                ---------      ---------      -----------
Deferred--
 Federal          --           127,000          495,000
 State            --            37,000           29,000
                ---------      ---------      -----------
                  --           164,000          524,000
                ---------      ---------      -----------
               $168,000       $596,000       $1,000,000
                =========      =========      ===========

   The components of the net deferred tax liability recognized in the accompanying consolidated balance sheets with the approximate income tax effect of each type of temporary difference are as follows:

                                       1994            1995
                                     -----------   -------------
Nondeductible reserves              $   378,135     $   497,000
Net operating loss carryforwards        395,678         223,000
Depreciation                            111,549         (10,000)
LIFO reserve                         (1,389,632)     (1,734,000)
Other temporary differences              41,270         (54,000)
                                      ---------      -----------
                                       (463,000)     (1,078,000)
Valuation allowance                    (191,000)       (100,000)
                                      ---------      -----------
  Net deferred tax liability        $  (654,000)    $(1,178,000)
                                      =========      ===========

   The valuation allowance relates to deferred tax assets for which realization is not assured. The decrease in the valuation allowance is due to the realization of certain deferred tax assets which were previously reserved.

                       ASAHI/AMERICA, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                (Including Data Applicable to Unaudited Periods)

(6) INCOME TAXES (Continued)

   The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:

                                                       1993       1994       1995
                                                      -------   -------    --------
Provision at federal statutory rate                     34.0%     34.0%      34.0%
State income tax, net of federal benefit                 5.8       6.3        5.5
Change in valuation allowance                          (25.0)     (6.0)      (3.5)
Amortization of redemption cost in excess of
  assets acquired                                        9.0       4.1        2.7
Other, net                                              (2.5)     (3.6)       --
                                                       -----      -----     -------
  Effective tax rate                                    21.3%     34.8%      38.7%
                                                       =====      =====     =======

   As of December 31, 1995, the Company had net operating loss carryforwards for income tax purposes of approximately $554,000. The net operating loss carryforwards expire through 2007 and are subject to review and possible adjustment by the Internal Revenue Service.

   The Internal Revenue Code contains provisions that limit the net operating loss carryforwards available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interests. The Company has determined that such a change in ownership, as defined, occurred on March 31, 1993, and consequently, the net operating losses available are limited to approximately $429,000 in any given year.

(7) INVESTMENT IN JOINT VENTURE

   During 1990, AEP and Prisma International S.A. entered into a general partnership agreement (MAC/USA Partners) (the Partnership). The Partnership was formed to produce, market, sell and distribute pneumatic actuators.

   Due to the Partnership's dependence on the Company for managerial, financial (including funding of operations) and technological expertise, this investment was accounted for under the consolidation method. The remaining 50% was reflected as minority interest in the accompanying consolidated financial statements. The results of operations for the Partnership for the period ended December 31, 1993 was income of $130,844, of which $65,422 was allocated to the minority interest. During 1993, the Partnership terminated, and the Company settled all accounts of the Partnership.

(8) RELATED PARTY ARRANGEMENTS

   (a) Distributorship Agreement and Inventory Arrangements

   The Company has a 10-year exclusive distributorship agreement with AYK and Nichimen (see Note 1(e)). Under the terms of the agreement, the Company is expected to purchase a total of $140,000,000 of merchandise over the 10-year period beginning on January 2, 1990. The agreement provides for annual purchase guidelines but does not assess penalties if either the annual purchase guidelines or the cumulative total are not met. The Company has made cumulative purchases of approximately $51,432,000 and $54,045,000 under this agreement through December 31, 1995 and March 31, 1996, respectively. For their services, Nichimen is paid by AYK a combined mark-up of approximately 8% of the invoiced price of the Company's purchases from AYK.

   The Company purchased approximately $9,168,000, $10,304,000 and $9,971,000 of valves from AYK during the years ended December 31, 1993, 1994 and 1995, respectively and $1,767,697 and $2,613,265 for the three months ended March 31, 1995 and 1996, respectively. The accompanying consolidated balance sheets include

                       ASAHI/AMERICA, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                (Including Data Applicable to Unaudited Periods)

(8) RELATED PARTY ARRANGEMENTS (Continued)

accounts payable to Nichimen America of approximately $2,753,000, $2,707,000 and $3,340,000 at December 31, 1994 and 1995 and March 31, 1996,
respectively.

   To facilitate its purchases from AYK, the Company has from time to time made arrangements with a bank whereby irrevocable letters of credit (see Note 10(a)) for 180 days are drawn upon shipment. Currently, Nichimen America allows the Company to purchase on open account and to maintain a payable balance of up to $6 million, above which letters of credit are required. During 1995, Nichimen America charged the Company a fee of approximately $47,000 for this arrangement. At December 31, 1995, there were no letters of credit issued by the bank that have been drawn under these arrangements.

   (b) Related Party Transactions

   The Company conducts certain transactions with entities controlled by the chief executive officer's father, Stanley M. Lewis. Management believes that all transactions were made at terms no less favorable than could have been obtained from unrelated parties.

   California Office/Warehouse

   The Company leased a California facility from a trust of which Stanley M. Lewis is the sole beneficiary. The lease expired on December 31, 1995 and was not renewed. The Company has paid $64,775, $54,506 and $46,644 in 1993, 1994 and 1995, respectively, under this arrangement.

   Customer

   The Company sells various products to a company owned by Stanley M. Lewis. Sales to this customer were $186,227, $296,752 and $260,513 in 1993, 1994 and
1995, respectively.

   Pipe Supplier

   The Company purchased pipe from a company that was 50% owned by Stanley M. Lewis through September 1994 (the date the Father sold his interest). The Company continues to purchase from this pipe supplier. Total purchases amounted to $1,172,000 and $855,000 for the year ended December 31, 1993 and the nine months ended September 30, 1994, respectively.

(9) FOREIGN CURRENCY TRANSACTIONS

   The Company charges foreign currency gains or losses to operations in accordance with SFAS No. 52, Foreign Currency Translation. The foreign currency gain (loss) recorded in cost of goods sold in the accompanying consolidated statements of operations for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996 was approximately $(48,000), $(47,000), $391,000, $(108,000) and $105,000,
respectively.

   In 1993, the Company used foreign exchange forward contracts to minimize the effects of exchange rates on foreign currency-denominated purchases. In April 1993, the Company ceased using such contracts, as their exposure to the effects of changes in foreign exchange rates on payables was reduced by arranging to purchase products through Nichimen America in U.S. dollars.

   During 1995, the arrangement with Nichimen America was changed, and the Company began to purchase products through Nichimen America in Japanese yen. As such, the Company began entering into foreign exchange forward and option contracts to reduce the exposure to changes in foreign currencies related to the purchase of

                       ASAHI/AMERICA, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                (Including Data Applicable to Unaudited Periods)

(9) FOREIGN CURRENCY TRANSACTIONS (Continued)

inventories. Gains and losses on the contracts that are hedges of firm commitments are deferred and recognized in the accompanying consolidated statement of operations in the same period as the related transaction.

   The Company had no foreign exchange contracts outstanding as described in SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, as of December 31, 1993, 1994 or 1995. At March 31, 1996, the Company had foreign exchange forward contracts, all having maturities of less than one year, to buy Japanese yen in the amount of $2,680,820.

(10) DEBT

   (a) Demand Revolving Loan Payable to a Bank

   The Company has a revolving loan with a bank. At December 31, 1995, the total amount outstanding under the agreement was $3,377,000. Interest on the loan is at the prime rate (8.50% at December 31, 1995) plus 1/2%. The revolving loan is secured by substantially all of the assets of the Company. The estimated fair value of the revolving loan approximates its carrying value at December 31, 1995.

   The amount available under the revolving loan is limited to the lesser of $7,000,000 or the sum of 80% of qualified accounts receivable and 50% of eligible inventory, as defined. This revolving loan also provides for the issuance of irrevocable letters of credit up to a maximum of $4,000,000, as defined. Any amounts outstanding under these letters of credit, of which approximately $50,000 are outstanding at December 31, 1995, reduce the availability under the revolving loan. The Company is required to maintain certain financial ratios, including, among others, minimum working capital and tangible net worth, as defined in the agreement.

   (b) MIFA Obligations

   In connection with the purchase of the Malden facility, the Company issued bonds with the Massachusetts Industrial Finance Agency (MIFA) for a total of $4,150,000. The bonds bear interest at rates that range from 4.2% to 5.1%. Interest is payable semiannually and is subject to adjustment in 1999, 2004 and 2009. The bonds are payable in annual installments, commencing on March 1, 1995, of $125,000; the installments increase $5,000 per year through 1999. The bond requires payments of $160,000 (increasing $5,000 to $15,000 each year) to $320,000 per year from 2000 to 2014.

   The bonds are secured by an irrevocable letter of credit issued by a bank, which expires in March 1999. This letter of credit does not affect the availability under the Company's revolving loan.

   In accordance with SFAS No. 107, Disclosure about Fair Value of Financial Instruments, the Company estimates the fair value of the bonds based on the quoted market price for the same or similar issue, or on the current rate offered to the Company for debt of the same remaining maturity. The carrying amount and estimated fair value for the bonds as of December 31, 1995 are $3,963,336 and $4,032,536, respectively.

(11) NOTES RECEIVABLE FROM STOCKHOLDERS/OFFICERS

   (a) Chief Executive Officer

   On October 1, 1991, the Company loaned $350,000 to the chief executive officer of the Company. The terms of the loan were amended on March 31, 1993, and interest began accruing on January 1, 1996 at prime plus 1%. The outstanding principal is due beginning in April 1996 in equal quarterly payments, with accrued interest, over a five-year period. The proceeds of the loan were used for the purchase of Company stock by the chief executive officer from another stockholder.

                       ASAHI/AMERICA, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                (Including Data Applicable to Unaudited Periods)

(11) NOTES RECEIVABLE FROM STOCKHOLDERS/OFFICERS (Continued)

   (b) Executive Vice President

   On March 1, 1990, the Company sold 92,764 shares of common stock to the executive vice president of the Company in exchange for a $250,000 promissory note. On March 31, 1993, the shares were repurchased by the Company, and the note was canceled in conjunction with the sale of stock (see Note 1(e)).

(12) COMMITMENTS

   (a) Operating Leases

   The Company leases certain office space and certain equipment under operating leases through December 1998.

   The approximate future minimum lease payments under these leases are as follows:

1996                                                $109,000
1997                                                  79,000
1998                                                  12,000
                                                      -------
  Total minimum lease payments                      $200,000
                                                      =======

   Rental expense incurred under operating leases and charged to operations was approximately $662,000, $316,000 and $165,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and approximately $43,000 and $31,000 for the three months ended March 31, 1995 and 1996, respectively.

   (b) Capital Leases

   The Company leases certain equipment under capital leases. Future minimum lease payments under these leases as of December 31, 1995 are as follows:

1996                                                  $136,187
1997                                                   127,701
1998                                                    99,315
1999                                                    67,434
2000                                                    52,672
                                                        -------
 Total minimum lease payments                          483,309
 Less--Amount representing interest                     77,769
                                                        -------
 Obligations under capital leases                      405,540
 Less--Current portion of capital lease
  obligations                                          104,205
                                                        -------
                                                      $301,335


   (c) Building Purchase Commitment

   In February 1996, the Company entered into an agreement to purchase the land and building adjacent to its Malden facility for $1,250,000.

                       ASAHI/AMERICA, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                (Including Data Applicable to Unaudited Periods)

(13) PROFIT SHARING PLAN

   The Asahi America, Inc. Profit Sharing Plan (the Plan) is a combined 401(k) and profit sharing plan. Under the terms of the Plan, the profit sharing and 401(k) funds are accounted for together.

   Employer contributions for the profit sharing portion of the Plan are discretionary and determined by the Board of Directors. The Company made no contributions to the Plan in 1993. The Company made contributions to the Plan of $100,000 in 1994 and 1995.

   Under the terms of the 401(k) portion of the Plan, eligible employees may contribute limited percentages of their salaries to the Plan, and the Company matches one quarter of each eligible employee's contribution. The Company's matching contribution is limited to 4% of each eligible employee's compensation.

(14) SIGNIFICANT CUSTOMER AND EXPORT SALES

   During 1993, 1994 and 1995, one customer accounted for 18%, 19% and 26%, respectively, of net sales. During 1993, 1994 and 1995, export sales accounted for 14%, 12% and 5%, respectively, of net sales.

(15) STOCKHOLDERS' EQUITY

   (a) Preferred Stock

   The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock, $10.00 par value, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action of the stockholders.

   (b) Equity Incentive Plan

   On March 11, 1996, the Board of Directors and stockholders approved, effective upon the closing of the initial public offering of the Company's Common Stock described in this Prospectus, the Equity Incentive Plan. The aggregate number of shares of Common Stock that may be issued pursuant to this Plan is 330,000 shares. The Company may grant incentive stock options and other stock compensation arrangements to eligible employees and consultants. The exercise price of each incentive stock option may not be less than 100% (110% for greater than 10% stockholders) of the fair market value of Common Stock at the date of grant. Nonqualified stock options may be granted to any employee, officer, director or consultant of the Company. The terms of each nonqualified stock option is determined by the Board of Directors. The Company granted options for 330,000 shares to certain employees effective as of the closing of the Company's initial public offering at the initial public offering price. All options vest in three equal annual increments beginning on the first anniversary of the date of grant.

   (c) Independent Directors' Stock Option Plan

   On March 11, 1996, the Board of Directors, and stockholders, approved, effective upon the closing of the initial public offering of the Company's Common Stock described in this Prospectus, the Independent Directors' Stock Option Plan. The Plan authorizes the issuance of an option to each Company director who is neither an employee of the Company nor a holder of, or affiliated with or related to a holder of, five percent or more of the Company's Common Stock, to purchase up to 10,000 shares of the Company's Common Stock on the date of election to the Board of Directors. A total of 20,000 shares of Common Stock is reserved under the Plan, and the Company granted options to two directors for 10,000 shares each, effective as of the closing of the Company's initial public offering, at the initial public offering price.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Poly Kinetics, Inc.
Sylmar, California

    We have audited the accompanying statement of income of Poly Kinetics, Inc. for the six months ended June 30, 1994. This statement of income is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement of income based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of income is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of income. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of income presentation. We believe that our audit of the statement of income provides a reasonable basis for our opinion.

   In our opinion, the statement of income referred to above presents fairly, in all material respects, the financial position of Poly Kinetics, Inc. for the six months ended June 30, 1994, in conformity with generally accepted accounting principles.

Warburton, Simonyan & Co.
Valencia, California
March 3, 1996

                              POLY KINETICS, INC.

                             STATEMENT OF INCOME
                    For the Six Months Ended June 30, 1994


                                                       % Of
                                                      Sales
                                                     -------
Sales                                   $ 264,631     100.0
Cost of Sales (Notes 1 and 2)             208,352      78.7
                                          --------
Gross Profit                               56,279      21.3
Selling Expenses                          159,604      60.3
Operating Expenses                            129
                                          --------
 Total Expenses                           159,733      60.4
                                          --------
Income (Loss) From Operations            (103,454)    (39.1)
Gain On Sale Of Assets (Note 3)           440,558     166.5
                                          --------
Income Before Income Taxes                337,104     127.4
Income Taxes (Note 4)                      52,938      20.0
                                          --------
Net Income                              $ 284,166     107.4
                                          ========

See accountants' audit report and notes to income statement.

                              POLY KINETICS, INC.
                            NOTES TO INCOME STATEMENT
                     For the Six Months Ended June 30, 1994

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation

   Poly Kinetics, Inc. is a wholly owned subsidiary of Poly-Flow Engineering, Inc. The companies' financial statements were presented in the consolidated financial statements of Poly-Flow Engineering, Inc. and Subsidiaries.

   Inventory

   Inventories are valued at the lower of cost or market value as determined on a first-in first-out basis. The company maintains a perpetual inventory. The last physical inventory was taken on December 31, 1993.

   Property and Equipment

   Property and equipment is presented at cost and is being depreciated using the straight-line and declining balance methods over the estimated useful lives (3 to 10 years) of the assets.

NOTE 2--INVENTORIES

   Inventories as of June 30, 1994 were $192,360

NOTE 3--SALE OF INVENTORY AND FIXED ASSETS

   On June 30, 1994, the company entered into a sale of inventory and fixed assets to Asahi/America, Inc. This statement of income reflects the effects of the disposition of these items.

NOTE 4--INCOME TAXES AND DEFERRED INCOME TAXES

   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. FASB 109 mandates the liability method for computing deferred income taxes. Under the liability method, total tax expense is the amount of income taxes expected to be payable for the current year plus or minus the change from the beginning of the year in a deferred tax liability or asset established for the expected future tax consequences resulting from differences in the financial reporting and tax basis of assets and liabilities. One of the principle differences from the deferred method used in these financial statements is that changes in tax rules and laws will be reflected in income from continuing operations in the period such changes were reflected over time, if at all.

   The company adopted FASB 109; however, since the consolidated returns have large net operating loss carry forwards, FASB 109 did not result in additional deferred income tax.

   The provision for income taxes consists of the following:

 Current--Federal                   $   --
        --State                     $52,938


   Poly Kinetics, Inc., has a taxable net operating loss carryforward in the amount of $30,802. In prior years this subsidiary filed separate income tax returns. The total net operating loss carryforward is from the separately filed returns. Therefore, separate return limitation year rules apply and the carryforward may be used to reduce only the taxable income of Poly Kinetics, Inc., and will expire in the years 1997 through 2004.

                        See accountants' audit report.

[This Page Intentionally Left Blank]

[This Page Intentionally Left Blank]

[This Page Intentionally Left Blank]

   No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                               TABLE OF CONTENTS

                                               Page
                                              -------
Prospectus Summary                                3
Risk Factors                                      5
Use of Proceeds                                   9
Dilution                                         10
Capitalization                                   11
Selected Consolidated Financial
  Information                                    12
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations                                     14
Business                                         20
Management                                       30
Principal and Selling Stockholders               34
Certain Transactions                             35
Description of Capital Stock                     36
Shares Eligible for Future Sale                  38
Underwriting                                     39
Legal Matters                                    40
Experts                                          40
Additional Information                           40
Index to Consolidated Financial Statements      F-1

    Until             , 1996, all dealers effecting transactions in the
registered Securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                1,160,000 Shares

                                     [logo]
                               ASAHI/AMERICA((R))

                               ASAHI/AMERICA, INC.

                                  Common Stock

                                   PROSPECTUS

                          Daiwa Securities America Inc.

                          Fechtor, Detwiler & Co., Inc.

                                              , 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various costs and expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the SEC registration fee and the NASD filing fee.

                                              Amount to
                                             Be Paid By
                                             Registrant
                                             -----------
SEC registration fee                          $  4,140
NASD fee                                      $  1,701
Printing and engraving                        $ 85,000
Legal fees and expenses of the Registrant     $100,000
Accounting fees and expenses                  $115,000
Blue sky fees and expenses                    $ 15,000
Transfer agent fees                           $ 15,000
Consulting fees                               $ 95,000
Miscellaneous                                 $ 39,159
                                               ---------
  TOTAL                                       $470,000
                                               =========

   The Selling Shareholders will not pay expenses in connection with this offering.

Item 14. Indemnification of Directors and Officers

   Reference is made to the Restated Articles of Organization of the Registrant, filed as Exhibit 3.1.1 hereto, in particular Article 6 thereof, to the Amended and Restated By-laws of the Registrant filed as Exhibit 3.2.1 hereto, in particular Sections 6.5 and 6.6 thereof, and to Sections 61, 62 and 67 of the Massachusetts Business Corporation Law. Article 6 of the Registrant's Restated Articles of Organization provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability. This provision does not eliminate the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for intentional misconduct or a knowing violation of law under Sections 61 or 62 of the Massachusetts Business Corporation Law, or (iii) for any transaction from which the director derived an improper personal benefit. This provision does not eliminate the liability of a director for any act or omission occurring prior to the date upon which this provision became effective. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability or any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

   Section 6.5 of the Registrant's Amended and Restated By-laws and Section 67 of the Massachusetts Business Corporation Law permit the Registrant to indemnify an officer or director for expenses and liabilities, including attorneys' fees and judgments, arising out of any action, suit or proceeding to which he is a party by reason of the fact that he was a director or officer of the Registrant, provided he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant. No indemnification shall be provided with respect to any matter settled or compromised, pursuant to a consent decree or otherwise, unless such settlement or compromise is approved as in the best interests of the Registrant, after notice that indemnification is involved by (i) a disinterested majority of the Board of Directors or (ii) the holders of a majority of the outstanding stock entitled to elect Directors, voting as a single class, exclusive of any stock owned by any interested Director, officer or other person. The Registrant may pay expenses incurred in defending an action or claim in advance of its final disposition if the indemnified person undertakes to repay the amount advanced should he later be adjudicated not to be entitled to indemnification. Section
6.6 of the Registrant's Amended and Restated By-laws further provides that, if a claim under Section 6.5 is not paid in full within sixty (60) days after a written claim therefor has been received by the Registrant, the indemnitee shall also be entitled to be paid the expense of prosecuting and defending any suit brought to enforce such claim.

Item 15. Recent Sales of Unregistered Securities

   Since March 1993, the Registrant has sold and issued the following securities:

   In March 1993, the Registrant sold an aggregate of 1,540 shares (1,287,400 shares after giving effect to the approximately 836-for-1 stock split to be effective immediatly prior to the closing of the offering which is the subject of this registration statement) of its Common Stock to three accredited investors, as such term is defined under Rule 501(a) of Regulation D promulgated under the Act, for $4,000,000. No underwriters were involved in the transaction. The issuance of the securities was deemed to be exempt from registration under the Act in reliance on Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The recipients of the securities, relying on an exemption pursuant to Regulation D represented their intentions to acquire the securities for investment only an not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued the transaction. All such recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16. Exhibits

   (a) Exhibits

EXHIBIT
NUMBER         DESCRIPTION
- -----------    -------------------------------------------------------------------------------------------------
1.1*           Form of Underwriting Agreement.
3.1*           Articles of Organization of the Registrant, as amended to date.
3.1.1*         Restated Articles of Organization of the Registrant.
3.2*           Bylaws of the Registrant, as amended to date.
3.2.1*         Bylaws of the Registrant, as amended as of the effective date of the Registration Statement.
4.1.1*         Memorandum of Understanding dated as of February 26, 1993 by and among Registrant,
                Leslie B. Lewis, Asahi Yukizai Kogyo Co., Ltd., Nichimen Corporation and Nichimen America Inc.
4.1.2*         Subscription Agreements dated March 31, 1993, with each of Asahi Yukizai Kogyo Co., Ltd.,
               Nichimen Corporation and Nichimen America Inc.
4.2*           1996 Equity Incentive Plan.
4.3*           Independent (Non-Employee and Non-Five Percent Stockholder) Directors' Stock Option Plan.
5.1*           Opinion of Gadsby & Hannah as to the legality of shares.
9.1*           Asahi/America, Inc. Voting Trust Agreement dated January 11, 1993.
10.1*          Distribution Agreement dated April 1, 1993, among Asahi Yukizai Kogyo Co., Ltd., Nichimen
               Corporation, Nichimen America Inc. and Registrant.
10.2*          Employment Agreement (Restated) dated as of November 1, 1995 by and between Registrant and Leslie
               B. Lewis.
10.2.1*        Life insurance policy covering Leslie B. Lewis.
10.2.2*        Employment Agreement dated as of April 22, 1996 by and between Registrant and Kozo Terada.
10.3*          Master Equipment Lease No. 9000118 between Registrant (Lessee) and Citizens Leasing Corporation
               (Lessor) dated September 23, 1993.
10.3.1*        First Amendment to Lease Schedule by and between Citizens Leasing Corporation and Registrant dated March 11, 1994.

                                      II-2

EXHIBIT
NUMBER         DESCRIPTION
- -----------    -------------------------------------------------------------------------------------------------

10.4*          Loan and Security Agreement dated the 23rd day of September 1993 among Citizens Trust Company,
               Registrant and Asahi Engineered Products, Inc.
10.4.1*        First Amendment to Loan and Security Agreement dated as of March 16, 1994 by and among
               Registrant, Asahi Engineered Products, Inc. and Citizens Trust Company.
10.4.2*        Second Amendment to Loan and Security Agreement dated as of June 20, 1994 by and among
               Registrant, Asahi Engineered Products, Inc. and Citizens Trust Company.
10.4.3*        Assignment, Third Amendment and Cross Agency Agreement to Loan and Security Agreement dated as of
               February 13, 1995 by and among Registrant, Asahi Engineered Products, Inc., Citizens Trust
               Company and Citizens Bank of Massachusetts.
10.4.4*        Fourth Amendment to Loan and Security Agreement dated as of July 1, 1995 by and among Registrant,
               Asahi Engineered Products, Inc. and Citizens Bank of Massachusetts.
10.4.5*        Fifth Amendment to Loan and Security Agreement dated as of October 1, 1995 by and among
               Registrant, Asahi Engineered Products, Inc. and Citizens Bank of Massachusetts.
10.4.6*        Sixth Amendment to Loan and Security Agreement dated as of February 7, 1996 by and among
               Registrant, Asahi Engineered Products, Inc. and Citizens Bank of Massachusetts.
10.5*          Master Security Agreement between Registrant (Debtor) and Citizens Leasing Corporation (Secured
               Party) dated as of December 5, 1994.
10.6*          Restated Contract dated as of January 1, 1995 between Registrant and Agru-Alois Gruber GmbH.
10.7*          Agreement entered into as of July 26, 1995 by and between Registrant and Watts Industries, Inc.
10.8*          Employment Agreement dated as of November 1, 1995 by and between Registrant and Timothy L.
               Robinson.
10.9*          Consulting Agreement dated January 8, 1995 by and between Registrant and Bloomberg Associates,
               Inc.
10.10*         Purchase and Sale Agreement dated as of February 2, 1996 by and between Manganaro Realty
               Associates and Registrant.
10.11.1*       Loan Agreement between Registrant and Massachusetts Industrial Finance Agency dated as of March
               1, 1994 pertaining to $4,150,000 Massachusetts Industrial Finance Agency Industrial Revenue
               Bonds, Asahi/America Issue, Series 1994.
10.11.2*       Bond Purchase Agreement by and among Tucker Anthony Incorporated and Massachusetts Industrial
               Finance Agency and the Registrant.
10.11.3*       Reimbursement Agreement between the Registrant and Citizens Trust Company dated as of March 1,
               1994.
10.12*         Purchase and Sale Agreement dated as of March 11, 1996 by and between Asahi/America Co., Inc. and
               Creative Filtration Systems, Inc.
21.1*          Subsidiaries of the Registrant.
23.1           Consent of Arthur Andersen LLP.
23.2*          Consent of Gadsby & Hannah (included in Exhibit 5.1).
23.3*          Consent of Jeffrey C. Bloomberg.
23.4*          Consent of Samuel J. Gerson.
23.5           Consent of Warburton, Simonyan & Co.
23.6*          Consent of Sommers Marketing, Inc.
24.1*          Power of Attorney.

   *previously filed

   (b) Financial Statement Schedules

   The following financial statement schedule for the Registrant is filed herewith:

   Schedule II: Valuation and Qualifying Accounts.

   All other schedules are omitted because they are not applicable, not required under the instructions, or all the information required is set forth in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 13th day of May, 1996.


                               ASAHI/AMERICA, INC.

                               By: /s/ Leslie B. Lewis
                                   -----------------------------------------
                                   Leslie B. Lewis
                                   Principal Executive Officer and President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


             Signature                           Title                         Date
 ---    ---------------------    --------------------------------------   --------------
       /s/ Leslie B. Lewis      Principal Executive Officer,
       ----------------------   President and Director                    May 13, 1996
           Leslie B. Lewis

       Nannette Lewis*          Director
       ----------------------
       Nannette Lewis                                                     May 13, 1996

       Tadashi Kitamura*        Director
       ----------------------
       Tadashi Kitamura                                                   May 13, 1996

       Kazuyuki Sato*           Director
       ----------------------
       Kazuyuki Sato                                                      May 13, 1996

       Kazumitsu Yamaguchi*     Director
       ----------------------
       Kazumitsu Yamaguchi                                                May 13, 1996

       Kozo Terada*             Vice President,
       ----------------------   Treasurer and Principal Financial and
       Kozo Terada              Accounting Officer                        May 13, 1996

       Timothy L. Robinson*     Executive Vice President
       ----------------------   and Principal Operating Officer
       Timothy L. Robinson                                                May 13, 1996

*By:   /s/ Leslie B. Lewis
       ----------------------
           Leslie B. Lewis,
           Attorney-in-Fact



             Report of Independent Public Accountants on Schedule

To Asahi/America, Inc.:

   We have audited in accordance with generally accepted auditing standards the consolidated financial statements of Asahi/America, Inc. and subsidiary included in this registration statement and have issued our report thereon dated February 19, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                           ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 19, 1996
(except with respect to the matters
discussed in Notes 1 and 15 of Notes to Consolidated Financial Statements as to which the date is May 13, 1996).

                                                                     SCHEDULE II

                      ASAHI/AMERICA, INC. AND SUBSIDIARY

                      VALUATION AND QUALIFYING ACCOUNTS
             For the Years Ended December 31, 1993, 1994 and 1995


Allowance for Doubtful Accounts         1993         1994          1995
- ----------------------------------    ---------     ---------   -----------
Balance, beginning of period          $ 131,790    $ 177,851     $ 310,862
  Amounts charged to expense            179,217      314,475        38,610
  Amounts written off                  (133,156)    (181,464)     (104,574)
                                       --------     --------      ---------
Balance, end of period                $ 177,851    $ 310,862     $ 244,898
                                       ========     ========      =========







Allowance for Inventory Obsolescence     1993         1994          1995
- ----------------------------------    ---------     ---------   -----------
Balance, beginning of period          $ 377,079    $ 377,079     $ 527,079
  Amounts charged to expense                 --      150,000            --
                                       --------     ---------     ---------
Balance, end of period                $ 377,079    $ 527,079     $ 527,079
                                       ========     ========      =========

EXHIBIT INDEX

EXHIBIT        DESCRIPTION                                                                           PAGE
- -----------    ---------------------------------------------------------------------------------   -------
1.1*           Form of Underwriting Agreement.
3.1*           Articles of Organization of the Registrant, as amended to date.
3.1.1*         Restated Articles of Organization of the Registrant.
3.2*           Bylaws of the Registrant, as amended to date.
3.2.1*         Bylaws of the Registrant, as amended as of the effective date of the Registration
                 Statement.
4.1.1*         Memorandum of Understanding dated as of February 26, 1993 by and among
                 Registrant, Leslie B. Lewis, Asahi Yukizai Kogyo Co., Ltd., Nichimen
                 Corporation and Nichimen America Inc.
4.1.2*         Subscription Agreements dated March 31, 1993, with each of Asahi Yukizai Kogyo
                 Co., Ltd., Nichimen Corporation and Nichimen America Inc.
4.2*           1996 Equity Incentive Plan.
4.3*           Independent (Non-Employee and Non-Five Percent Stockholder) Directors' Stock
                 Option Plan.
5.1*           Opinion of Gadsby & Hannah as to the legality of shares.
9.1*           Asahi/America, Inc. Voting Trust Agreement dated January 11, 1993.
10.1*          Distribution Agreement dated April 1, 1993 among Asahi Yukizai Kogyo Co., Ltd.,
                 Nichimen Corporation, Nichimen America Inc. and Registrant.
10.2*          Employment Agreement (Restated) dated as of November 1, 1995 by and between
                 Registrant and Leslie B. Lewis.
10.2.1*        Life insurance policy covering Leslie B. Lewis.
10.2.2         Employment Agreement dated as of April 22, 1996 by and between Registrant and
                 Kozo Terada.
10.3*          Master Equipment Lease No. 9000118 between Registrant (Lessee) and Citizens
                 Leasing Corporation (Lessor) dated September 23, 1993.
10.3.1*        First Amendment to Lease Schedule by and between Citizens Leasing Corporation and
                 Registrant dated March 11, 1994.
10.4*          Loan and Security Agreement dated the 23rd day of September 1993 among Citizens
                 Trust Company, Registrant and Asahi Engineered Products, Inc.
10.4.1*        First Amendment to Loan and Security Agreement dated as of March 16, 1994 by and among Registrant, Asahi Engineered Products, Inc. and Citizens Trust Company.
10.4.2*        Second Amendment to Loan and Security Agreement dated as of June 20, 1994 by and among Registrant, Asahi Engineered Products, Inc. and Citizens Trust Company.
10.4.3*        Assignment, Third Amendment and Cross Agency Agreement to Loan and Security
                 Agreement dated as of February 13, 1995 by and among Registrant, Asahi
                 Engineered Products, Inc., Citizens Trust Company and Citizens Bank of
                 Massachusetts.
10.4.4*        Fourth Amendment to Loan and Security Agreement dated as of July 1, 1995 by and among Registrant, Asahi Engineered Products, Inc. and Citizens Bank of
                 Massachusetts.
10.4.5*        Fifth Amendment to Loan and Security Agreement dated as of October 1, 1995 by and among Registrant, Asahi Engineered Products, Inc. and Citizens Bank of
                 Massachusetts.

                                      E-1

EXHIBIT        DESCRIPTION                                                                           PAGE
- -----------    ---------------------------------------------------------------------------------   -------


10.4.6*        Sixth Amendment to Loan and Security Agreement dated as of February 7, 1996 by and among Registrant, Asahi Engineered Products, Inc. and Citizens Bank of
                 Massachusetts.
10.5*          Master Security Agreement between Registrant (Debtor) and Citizens Leasing
                 Corporation (Secured Party) dated as of December 5, 1994.
10.6*          Restated Contract dated as of January 1, 1995 between Registrant and Agru-Alois
                 Gruber GmbH.
10.7*          Agreement entered into as of July 26, 1995 by and between Registrant and Watts
                 Industries, Inc.
10.8*          Employment Agreement dated as of November 1, 1995 by and between Registrant and
                 Timothy L. Robinson.
10.9*          Consulting Agreement dated January 8, 1995 by and between Registrant and
                 Bloomberg Associates, Inc.
10.10*         Purchase and Sale Agreement dated as of February 2, 1996 by and between Manganaro
                 Realty Associates and Registrant.
10.11.1*       Loan Agreement between Registrant and Massachusetts Industrial Finance Agency
                 dated as of March 1, 1994 pertaining to $4,150,000 Massachusetts Industrial
                 Finance Agency Industrial Revenue Bonds, Asahi/America Issue, Series 1994.
10.11.2*       Bond Purchase Agreement by and among Tucker Anthony Incorporated and
                 Massachusetts Industrial Finance Agency and the Registrant.
10.11.3*       Reimbursement Agreement between the Registrant and Citizens Trust Company dated as of March 1, 1994.
10.12*         Purchase and Sale Agreement dated as of March 11, 1996 by and between Asahi/
                 America, Inc. and Creative Filtration Systems, Inc.
21.1*          Subsidiaries of the Registrant.
23.1           Consent of Arthur Andersen LLP.
23.2*          Consent of Gadsby & Hannah (included in Exhibit 5.1).
23.3*          Consent of Jeffrey C. Bloomberg.
23.4*          Consent of Samuel J. Gerson.
23.5           Consent of Warburton, Simonyan & Co.
23.6*           Consent of Sommers Marketing, Inc.
24.1*          Power of Attorney.


*previously filed

                                      E-2